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United Technologies Corporation

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United Technologies Corporation One Financial Plaza Hartford, CT 06103

February 22, 2008

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Dear Fellow Shareowner:

We are pleased to invite the shareowners of United Technologies Corporation to attend the 2008 Annual Meeting of Shareowners. The meeting will be held on April 9, 2008 in the South Atrium of Pratt & Whitney Canada’s main facility located at 1000 Marie-Victorin Boulevard, Longueuil, Quebec, Canada. The doors will open at 1:30 p.m. and the meeting will begin at 2:00 p.m. The meeting will address the following matters:

1.	Election of twelve directors.

2.	Appointment of a firm of independent registered public accountants to serve as Independent Auditors for 2008.

3.	Approval of a proposed amendment to the 2005 Long-Term Incentive Plan.

4.	The shareowner proposals described in the accompanying Proxy Statement.

5.	Other business if properly raised.

Shareowners of record of UTC Common Stock at the close of business on February 12, 2008, the record date for the meeting, and their authorized representatives by proxy will be entitled to attend and vote at the meeting.

Since seating is limited, please request a ticket in advance in order to attend. Please refer to page 3 of the enclosed Proxy Statement for further information concerning tickets.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most shareowners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

George David	Louis R. Chênevert
Chairman and Chief Executive Officer	President and Chief Operating Officer

PLEASE CONFIRM YOUR PREFERENCE FOR ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery of your annual meeting materials and avoid costly mailings by confirming in advance electronic delivery as your preferred method of delivery. For further information on how to take advantage of this cost-saving service, please see page 42 of the enclosed Proxy Statement.

UNITED TECHNOLOGIES CORPORATION

PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, please submit your proxy or voting instructions as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.

Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Shareowners of United Technologies Corporation (“UTC”, the “Corporation” or the “Company”) to be held on April 9, 2008. We began making this Proxy Statement available to shareowners on or about February 22, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be held on April 9, 2008. UTC’s 2008 Proxy Statement and UTC’s Annual Report for 2007 are available at www.edocumentview.com/utx.

GENERAL INFORMATION REGARDING THE ANNUAL MEETING.

How does the Board of Directors recommend that I vote on the matters to be considered at the meeting?

The following proposals will be considered at the meeting:

1.	Election of Directors.

2.	Appointment of PricewaterhouseCoopers LLP as Independent Auditors for 2008.

3.	Amendment of the 2005 Long-Term Incentive Plan.

4.	Shareowner Proposal Concerning Principles for Health Care Reform.

5.	Shareowner Proposal Concerning Global Set of Corporate Standards.

6.	Shareowner Proposal Concerning Pay for Superior Performance.

7.	Shareowner Proposal Concerning Offsets for Foreign Military Sales.

The Board recommends that you vote:

FOR each of the Board’s nominees for election as directors,

FOR the appointment of PricewaterhouseCoopers LLP as Independent Auditors for 2008,

FOR approval of the amendment to the 2005 Long-Term Incentive Plan, and

AGAINST each of the shareowner proposals.

Who is entitled to vote? You are entitled to vote the shares of UTC Common Stock (“Common Stock”) you owned at the close of business on February 12, 2008, which is referred to as the record date. We will make available a list of registered shareowners entitled to vote. The list will be available at UTC’s offices, One Financial Plaza, Hartford, CT, for ten days prior to the meeting and at the meeting location during the meeting.

How can I vote my shares? If your shares are registered directly in your name with UTC’s stock registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the registered shareowner for those shares. As the registered shareowner, you have the right to vote those shares and we will send you the proxy materials and a proxy card (or provide electronic access as described below in the response to the question “Can I vote by telephone or via the Internet?”).

Most UTC shareowners hold their shares through a broker, bank, trustee or another nominee, rather than shares registered directly in their name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank, trustee or nominee, together with a voting instruction card. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Because a beneficial owner is not a registered shareowner, you may not vote those shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares, giving you the right to vote the shares directly. Accordingly, to vote in person, you will need to contact your broker, bank, trustee or nominee to obtain a legal proxy, and present the proxy at the meeting in order to receive a ballot to vote at the meeting.

We recommend that you vote your shares in advance of the meeting, using one of the voting methods described below.

How can I vote my shares held in the UTC Employee Savings Plan? You can direct the voting of your shares in the ESOP Fund and the Common Stock Fund under the UTC Employee Savings Plan by returning a voting instruction card or by providing voting instructions by telephone or via the Internet. If you do not provide voting instructions (or if your instructions are incomplete or unclear) as to one or more of the matters to be voted on, the trustee will vote all of your uninstructed ESOP Fund shares for the voting choice for which the trustee casts the greatest number of votes pursuant to voting instructions received from ESOP Fund participants who do submit voting instructions. The trustee also will vote your uninstructed Common Stock Fund shares for the voting choice for which the trustee casts the greatest number of votes pursuant to instructions from Common Stock Fund participants who do submit voting instructions. The trustee will vote all unallocated Common Stock in the ESOP Fund for the voting choice for which the trustee casts the greatest number of votes pursuant to instructions from ESOP Fund participants who do submit voting instructions.

IMPORTANT NOTICE TO PARTICIPANTS IN THE UTC SAVINGS PLAN FOR EMPLOYEES IN THE UNITED STATES: Computershare must receive your voting instructions by 1:00 PM, Eastern Daylight Saving Time, on April 8, 2008 in order to tabulate voting instructions of Savings Plan Participants and communicate those instructions to the Savings Plan trustee, who will vote your shares.

What voting methods are available? We send proxy cards and offer electronic voting to all registered shareowners to enable them to vote their shares. For those registered shareowners who previously have elected to receive electronic access to their proxy materials (rather than receiving mailed copies) and many active U.S. employees who participate in the UTC Employee Savings Plan, we will send you email notification as to how to submit your proxies or voting instructions. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards. Shareowners who submit a proxy card or voting instructions need not vote at the meeting. However, we will pass out written ballots to any registered shareowner or holder of a legal proxy who wishes to vote in person at the meeting.

Can I vote by telephone or via the Internet? Yes. When voting by telephone or via the Internet, you should refer to the proxy card mailed to you (or the email message you receive with instructions on how to vote), which has the proxy access number you will need to authenticate your vote.

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Registered shareowners and participants in the UTC Employee Savings Plan in the United States may submit proxies or voting instructions by telephone by dialing 1-800-652-VOTE or 1-800-652-8683 and following the voice prompts.

•	Registered shareowners outside the United States, Canada or Puerto Rico may submit proxies or voting instructions by telephone by dialing 1-781-575-2300.

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Registered shareowners and participants in the UTC Employee Savings Plan may also submit proxies or voting instructions via the Internet by accessing the following website and marking the appropriate boxes: www.envisionreports.com/utx.

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Beneficial owners of shares held through a broker, bank, trustee or nominee may submit voting instructions by telephone or via the Internet if the firm holding the shares for your account offers either of these voting methods. You should refer to the instructions on how to vote provided by that firm.

Please note that the facilities for telephone and Internet voting cannot accommodate cumulative voting for the election of directors, and therefore if you wish to exercise cumulative voting rights you must submit a proxy card or voting instructions by mail.

How will the proxy holders vote my shares? The proxy holders designated on the Proxy Card will vote your shares in accordance with your instructions given on the Proxy Card, by telephone or via the Internet. If you sign and return your Proxy Card but do not indicate voting instructions on one or more of the matters listed, the proxy holders will vote your uninstructed shares:

•	for each of the Board’s nominees for election as a director,

•	for the appointment of PricewaterhouseCoopers LLP as Independent Auditors for 2008,

•	for the amendment to the 2005 Long-Term Incentive Plan, and

•	against each of the shareowner proposals.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•

Your broker will have the authority to exercise discretion to vote your shares with respect to the election of directors and the appointment of Independent Auditors, because those items are matters that are considered routine under rules of the New York Stock Exchange (“NYSE”).

•

Your broker will not have the authority to exercise discretion to vote your shares with respect to the amendment of the 2005 Long-Term Incentive Plan and each of the shareowner proposals, because they involve matters that are considered non-routine.

As the proposals to be acted upon at the Annual Meeting include both routine and non-routine matters, we anticipate that brokers may turn in a proxy card that votes uninstructed shares “FOR” the election of directors and appointment of Independent Auditors, but expressly states that the broker is NOT voting on the remaining proposals. The broker’s instructions with respect to the remaining proposals in this case are referred to as “broker non-votes.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered.

Who can attend the Annual Meeting and how can I request tickets? If you were a registered or beneficial shareowner of UTC Common Stock at the close of business on February 12, 2008, you or your authorized proxy may attend. Since seating is limited, we ask that you request tickets in advance to attend. If your shares are registered in your name on the records of Computershare, or if you are a beneficial owner of shares through a UTC employee savings plan, you can request tickets by sending an email request to the Corporate Secretary at corpsec@corphq.utc.com or by returning the Ticket Request Card provided with the mailed Annual Meeting materials. If you forget to bring a ticket, you will be admitted to the meeting only if you provide proof that you were a registered shareowner or beneficial owner of shares through a UTC employee savings plan as of February 12, 2008 and provide proof of identification. If you hold shares through a broker, bank, trustee or nominee you may request a ticket by writing to the Corporate Secretary and including a copy of an account statement or a legal proxy from the broker, bank, trustee or nominee, in either case showing your ownership of shares as of February 12, 2008.

PROPOSAL 1:    ELECTION OF DIRECTORS.

General Information Concerning the Board of Directors. Our entire Board is elected annually by the shareowners. The Board, upon the recommendation of the Committee on Nominations and Governance, has nominated for election as directors at the Annual Meeting the twelve nominees listed below, each of whom is a current director. Current directors Frank P. Popoff and H.A. Wagner are not standing for re-election this year and will retire from the Board on April 9, 2008, because each is 72 years of age. UTC’s Corporate Governance Guidelines require that directors retire from the Board as of the next annual meeting following the attainment of age 72.

The Board has adopted independence standards for directors that conform to the independence requirements set forth in NYSE listing standards. Copies of these independence standards are available on UTC’s website at http://investors.utc.com/downloads/principles.pdf and are included in Appendix A to this Proxy Statement.

The Board has affirmatively determined that each person who served as a director of UTC in 2007, other than Messrs. David and Chênevert, is independent in accordance with these standards. Specifically, none of the nominees that qualify as independent has a business, financial, family or other type of relationship with UTC (other than as a director and shareowner of UTC), except for any relationships that are immaterial under UTC’s independence standards. In determining that each such director is independent, the Board considered that UTC and its subsidiaries in the ordinary course of business sell products and services to, or purchase products and services from, companies at which some of the nominees are or have been employed as officers or serve as directors. Directors Faraci, Garnier, McGraw, Swygert, Villeneuve and Wagner serve as officers and/or directors of entities that purchase products or services from UTC. Directors Faraci, Garnier, McGraw and Swygert serve as officers and/or directors of entities that provide products or services to UTC. In each case, the amounts paid to, or received by, UTC annually from these companies were well below the 2% of total revenue threshold in UTC’s independence standards. The Board also considered charitable contributions that UTC gave to organizations with which Directors McGraw and Swygert are or have been associated, but which do not conflict with UTC’s independence standards since the director did not serve as an executive officer of the organization or the amounts contributed by UTC did not exceed the thresholds in UTC’s independence standards. The Board determined that none of these relationships impaired the independence of the directors.

If any of the nominees become unavailable prior to the Annual Meeting to serve as a director, the Board may select a replacement nominee or reduce the number of directors to be elected. The proxy holders will vote the shares for which they serve as proxy for any replacement candidate nominated by the Board.

Nominees. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR EACH OF THE FOLLOWING NOMINEES:

LOUIS R. CHÊNEVERT, President and Chief Operating Officer, United Technologies Corporation. Mr. Chênevert was elected President and Chief Operating Officer on March 8, 2006. He previously served as President of the Pratt & Whitney division of UTC from April 1999 through March 2006. In 2005, he was inducted as a Fellow of the American Institute of Aeronautics and Astronautics (AIAA). Mr. Chênevert serves on the Board of Directors of the Friends of HEC Montreal, the Board of Overseers for the Bushnell Center for the Performing Arts in Hartford, Connecticut and the Director’s Advisory Board for the Yale Cancer Center. Mr. Chênevert is 50 and has been a UTC director since 2006.

GEORGE DAVID, Chairman and Chief Executive Officer, United Technologies Corporation. Mr. David was elected Chief Executive Officer in 1994 and Chairman in 1997. He also served as UTC’s President from 2002 to 2006 and from 1992 to 1999. Mr. David is a board member of BP and Citigroup. He is also a member of The Business Council and The Business Roundtable, and Vice Chairman of the Peterson Institute for International Economics. Mr. David was awarded the Order of Friendship from the Russian Federation in 1999 and in May 2002 France named him to its Legion of Honor. Mr. David is 65 and has been a UTC director since 1992.

JOHN V. FARACI has been Chairman and Chief Executive Officer of International Paper (paper, packaging and wood products) since 2003. Earlier in 2003 he was elected President and a director of International Paper, and previously served as Executive Vice President and Chief Financial Officer, with additional corporate responsibility for the company’s former majority-owned New Zealand subsidiary, Carter Holt Harvey. He joined International Paper in 1974. He serves on the boards of the American Forest & Paper Association, the Grand Teton National Park Foundation and the National Park Foundation. He is a member of The Business Roundtable, Citigroup International Advisory Board, the American Enterprise Institute and the Denison University Board of Trustees. Mr. Faraci is 58 and has been a UTC director since 2005.

JEAN-PIERRE GARNIER, Ph.D., has served as Chief Executive Officer and Executive Member of the Board of Directors of GlaxoSmithKline plc (pharmaceuticals) since 2000. Dr. Garnier served as Chief Executive Officer of SmithKline Beecham plc in 2000 and as Chief Operating Officer and Executive Member of the Board of Directors of SmithKline Beecham plc from 1996 to 2000. He served as Chairman, Pharmaceuticals, SmithKline Beecham from 1994 to 1995. Dr. Garnier is a director of the Committee to Encourage Corporate Philanthropy and the Eisenhower Exchange Fellowships. In 2007, he was promoted from Chevalier to Officier de la Légion d’Honneur of France. In 2006, he was named to the global list of top 20 CEOs by the Best Practice Institute. He is currently a board member of the Stanford Advisory Council on Interdisciplinary Biosciences and the Weill Cornell Medical College, serves on UK Prime Minister Gordon Brown’s International Business Advisory Council and is a member of the advisory board of Dubai International Capital’s Global Strategic Equities Fund. Dr. Garnier is 60 and has been a UTC director since 1997.

JAMIE S. GORELICK is a partner at the international law firm, WilmerHale, having joined the firm in 2003. Ms. Gorelick represents companies on regulatory, compliance, governance and enforcement issues. She has held numerous positions in the U.S. Government, serving as Deputy Attorney General of the United States, as General Counsel of the Department of Defense, as Assistant to the Secretary of Energy, and most recently as a member of the bipartisan National Commission on Terrorist Threats Upon the United States. She also served as Vice Chair of Fannie Mae from 1997 to 2003. She is currently a member of the boards of Schlumberger, Ltd., the John D. and Catherine T. MacArthur Foundation, the Carnegie Endowment for International Peace, the Washington Legal Clinic for the Homeless, and The Urban Institute. She is a member of the Council on Foreign Relations. Ms. Gorelick is 57 and has been a UTC director since 2000.

CHARLES R. LEE served as the Non-Executive Chairman of the Board of Directors of Verizon Communications (telecommunications) from April 2002 until his retirement in December 2003. He was Chairman and Co-Chief Executive Officer of Verizon Communications from June 2000 to March 2002. Prior to the merger of GTE Corporation and Bell Atlantic Corporation to form Verizon Communications, Mr. Lee served as Chairman and Chief Executive Officer of GTE Corporation from 1992 to 2000. He is a director of United States Steel Corporation, Marathon Oil Corporation, The Procter & Gamble Company and The DIRECTV Group, Inc. Mr. Lee is also a member of the Board of the American Institute for Research (AIR), Project GRAD and the Stamford Hospital Foundation. He is also a Trustee Emeritus and Presidential Councilor of Cornell University. In addition, he serves on the Board of Overseers for the Weill Cornell Medical College and is a member of The Business Council. Mr. Lee is 68 and has been a UTC director since 1994.

RICHARD D. MCCORMICK served as Chairman of the Board of U S WEST, Inc. (telecommunications) from June 1998 until his retirement in May 1999. He was Chairman, President and Chief Executive Officer of U S WEST, Inc. from May 1992 until June 1998. He is also a director of Wells Fargo and Company, Nortel Networks Corporation and Nortel Networks Limited. In addition, he is a former Chairman and Honorary Chairman of the International Chamber of Commerce, Vice Chairman of the United States Council for International Business, a trustee of the Denver Art Museum, Vice President of the Denver Art Museum Foundation and Director Emeritus of Creighton University. Mr. McCormick is 67 and has been a UTC director since 1999.

HAROLD MCGRAW III has been Chairman of the Board of The McGraw-Hill Companies (global information services) since 1999 and President and Chief Executive Officer of McGraw-Hill since 1998. Mr. McGraw was President and Chief Operating Officer of McGraw-Hill from 1993 to 1998. He is also a director of ConocoPhillips, Chairman of the Emergency Committee for American Trade, The Business Roundtable and the Committee Encouraging Corporate Philanthropy, and a member of The Business Council, the State Department’s Advisory Committee in Transformational Diplomacy and the U.S. Trade Representative’s Advisory Committee for Trade, Policy and Negotiations (ACTPN). He also serves on the boards of Carnegie Hall, the National Council on Economic Education, The New York Public Library, National Organization on Disability, National Academy Foundation, Partnership for New York City, the Council for Industry and Higher Education in London and Prep for Prep. Mr. McGraw is 59 and has been a UTC director since 2003.

RICHARD B. MYERS, Ret. U.S. Air Force General, served as Chairman of the U.S. Joint Chiefs of Staff from 2001 to 2005. He was the principal military adviser to President George W. Bush, Secretary of Defense Donald Rumsfeld, and the National Security Council. Gen. Myers previously served as Vice Chairman, which included acting as Chairman of the Joint Requirements Oversight Council, Vice Chairman of the Defense Acquisition Board, and member of the National Security Council Deputies Committee and the Nuclear Weapons Council. He also serves on the boards of Aon Corporation, Deere & Company, and Northrop Grumman. Gen. Myers is the Foundation Professor of Military History at Kansas State University and holds the Colin Powell Chair for Leadership, Ethics and Character at the National Defense University. He is a member of the Defense Policy Board and the Department of State’s Transformation Diplomacy Advisory Board. Gen. Myers is 65 and has been a UTC director since 2006.

H. PATRICK SWYGERT has served as President of Howard University since 1995. Mr. Swygert served as President of the University at Albany, State University of New York from 1990 to 1995, and as Executive Vice President of Temple University from 1987 to 1990. He also serves on the boards of Fannie Mae and The Hartford Financial Services Group Inc. Mr. Swygert is a member of the Central Intelligence Agency’s External Advisory Board, the Advisory Council for the Smithsonian Institution’s National Museum of African American History and Culture, the D.C. Emancipation Commemoration Commission, the U.S. National Commission for the United Nations Educational, Scientific and Cultural Organization (UNESCO) and the Commission on Presidential Debates. Mr. Swygert is 64 and has been a UTC director since 2001.

ANDRÉ VILLENEUVE has been the Non-Executive Chairman of LIFFE (now part of NYSE Euronext group), the London futures and derivatives exchange, since 2003. He was an executive director of Reuters from 1989 to 2000. He was Chairman of Instinet Corp., an electronic brokerage subsidiary of Reuters, from 1990 to 1999, and Executive Chairman from 1999 to 2002. He is Chairman, City of London EU Advisory Group and a member of the UK Chancellor’s High Level Financial Services Group. Mr. Villeneuve was Chairman of Promethee, the French think tank, from 1998 to 2002 and non-executive director of Aviva PLC from 1996 to 2006. He is currently a non-executive director of IFRI (Institut Francais des Relations Internationales), International Financial Services London and EuroArbitrage. Mr. Villeneuve is 63 and has been a UTC director since 1997.

CHRISTINE TODD WHITMAN served as Administrator of the U.S. Environmental Protection Agency from January 2001 through June 2003. She was Governor of the State of New Jersey from 1994 through 2001. She has served as President of The Whitman Strategy Group (environment and public policy consulting) since December 2004. She is a director of Texas Instruments Incorporated, S.C. Johnson & Son, Inc. and the Council on Foreign Relations. In addition, she serves on the Steering Committee of The Cancer Institute of New Jersey, the board of trustees of the Eisenhower Fellowships, the Governing Board of the Park City Institute, and is a member of the National Council of the National Parks Conservation Association and the BP America Inc. External Advisory Board. She is also a member of the Center for Civic Engagement and Volunteerism Advisory Board at Raritan Valley Community College. Gov. Whitman is 61 and has been a UTC director since 2003.

Committees of the Board. The standing committees of the Board consist of the Audit Committee, the Committee on Nominations and Governance, the Committee on Compensation and Executive Development, the Finance Committee and the Public Issues Review Committee. Each committee, other than the Finance Committee, is composed solely of directors determined by the Board to be independent in accordance with NYSE listing standards. Copies of the charters of each committee are available on UTC’s website at http://investors.utc.com/charters.cfm.

The Audit Committee assists the Board in its oversight of the integrity of UTC’s financial statements and the qualifications and independence of the Independent Auditors. The Committee also nominates, for appointment by shareowners, an accounting firm to serve as Independent Auditors and is responsible for the compensation, retention and oversight of the Independent Auditors. Directors Faraci, McCormick, Myers, Popoff (Chairman), Swygert, Villeneuve and Wagner are members of the Committee. The Board has determined that Directors Faraci, McCormick, Popoff, Villeneuve and Wagner are audit committee financial experts within the meaning of the rules of the Securities and Exchange Commission (“SEC”). During 2007, the Committee held eight meetings.

The Committee on Nominations and Governance recommends criteria for service as a director and, when there is a vacancy on the Board, identifies, evaluates and recommends for nomination by the Board candidates for election as a director. The Committee also reviews and recommends appropriate governance practices and compensation for directors. Directors Faraci, Garnier, Lee, McCormick (Chairman), Swygert, Wagner and Whitman are members of the Committee. The Committee has determined that candidates for the Board should have the following qualifications:

•	the ability to exercise objectivity and independence in making informed business decisions;

•	extensive knowledge, experience and judgment;

•	the highest integrity;

•	loyalty to the interests of UTC and its shareowners;

•	a willingness to devote the extensive time necessary to fulfill a director’s duties;

•	the ability to contribute to the diversity of perspectives present in board deliberations; and

•	an appreciation of the role of the corporation in society.

The Committee considers candidates meeting these criteria who are suggested by directors, management and shareowners. UTC from time to time engages one or more search firms to assist in the identification and evaluation of qualified candidates. The Committee will consider director candidates recommended by shareowners, who may submit recommendations by letter addressed to the Corporate Secretary. During 2007, the Committee held four meetings.

The Committee on Compensation and Executive Development is responsible for review and oversight of executive compensation and development programs, approval of corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, setting the CEO’s compensation based on an evaluation of performance in light of these goals and objectives, and review of long-term incentive plans and annual incentive compensation. The Committee makes compensation decisions affecting the executive officers and members of UTC’s Executive Leadership Group (the “ELG”). The CEO, Chief Operating Officer (“COO”) and the Senior Vice President, Human Resources and Organization (“SVP, HR”) determine other executives’ compensation and oversee program administration. The Committee also reviews management development policies and programs.

Directors Garnier, Lee, McCormick, McGraw, Popoff and Wagner (Chairman) are members of the Committee. UTC has engaged Towers Perrin, an outside human resources consulting firm, to provide peer company compensation data. Management also provides information and proposals for the Committee’s consideration. While the CEO, COO and SVP, HR attend Committee meetings regularly by invitation, the Committee, subject to Board oversight, is the final decision maker regarding the compensation paid to each of the named executive officers listed in the Summary Compensation Table on page 19, the members of the ELG and other executive officers. The Committee considers certain matters in executive session. The Committee’s Chairman reports to the Board on actions taken at each meeting. During 2007, the Committee held six meetings. The Committee has authority to retain, approve fees for and terminate independent advisers to assist in fulfillment of its responsibilities.

The Finance Committee reviews and makes recommendations to the Board on the management of the financial resources of UTC and major financial strategies and transactions. Directors Chênevert, David, Gorelick, Lee (Chairman), McGraw, Myers, Popoff and Villeneuve are members of the Committee. During 2007, the Committee held seven meetings.

The Public Issues Review Committee reviews UTC’s charitable contributions program, community relations programs, political action committee, and responses to public issues such as equal employment opportunity, the environment, and safety in the workplace. The Committee also reviews UTC’s annual Corporate Responsibility Report. Directors Garnier (Chairman), Gorelick, McGraw, Swygert, Villeneuve and Whitman are members of the Committee. During 2007, the Committee held four meetings.

Attendance. The Board met seven times during 2007. Each director attended 75% or more of the aggregate number of meetings of the Board and committees on which he or she served. The non-management directors meet in regularly scheduled executive sessions. Currently Mr. Wagner serves as Presiding Director at executive sessions. In view of Mr. Wagner’s retirement, the non-management directors will select a successor from among themselves to preside at executive sessions following the 2008 Annual Meeting. The Board’s policy is that directors standing for re-election should attend the Annual Meeting of Shareowners if their schedules permit. All of the current directors were present at the last Annual Meeting held in April 2007.

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners. The following table shows, as of February 12, 2008, the shares of Common Stock beneficially owned by each director, each of the six named executive officers listed in the Summary Compensation Table on page 19 of this Proxy Statement and all directors and executive officers as a group. Each director and executive officer beneficially owned less than 1% of the outstanding shares of Common Stock. The directors and executive officers as a group beneficially owned approximately 1.5% of the outstanding Common Stock. Unless otherwise indicated in the notes to the table, each of the persons listed had sole voting power and investment power with respect to the shares shown as beneficially owned.

Name	Class of Securities	Shares Beneficially Owned
Louis R. Chênevert	Common	1,437,194	(1)(2)
George David	Common	8,064,871	(1)(2)
John V. Faraci	Common	0	(3)(4)
Jean-Pierre Garnier	Common	60,200	(1)(4)
Jamie S. Gorelick	Common	76,227	(1)(4)
Charles R. Lee	Common	113,430	(1)(4)
Richard D. McCormick	Common	71,500	(1)(4)
Harold McGraw III	Common	14,000	(1)(3)(4)
Richard B. Myers	Common	0	(3)(4)
Frank P. Popoff	Common	68,700	(1)(4)
H. Patrick Swygert	Common	27,000	(1)(3)(4)
André Villeneuve	Common	58,200	(1)(4)
H. A. Wagner	Common	79,894	(1)(4)
Christine T. Whitman	Common	13,000	(1)(3)(4)
Ari Bousbib	Common	1,229,425	(1)
Geraud Darnis	Common	1,040,021	(1)
James E. Geisler	Common	268,574	(1)
Gregory J. Hayes	Common	118,644	(1)(5)
Directors & Executive Officers as a Group (27 in total)	Common	14,882,576	(1)(2)(6)

(1)	The shares shown as beneficially owned by the listed persons include the following number of shares as to which the listed persons (i) had the right to acquire beneficial ownership within 60 days after February 12, 2008 through exercise of stock options or otherwise, or (ii) had sole voting but no investment power due to restrictions on transfer or vesting conditions.

Name	Shares as to which listed person has right to acquire beneficial ownership within 60 days by exercise of stock options	Shares as to which listed person has sole voting but no investment power
L. Chênevert	1,325,000	5,434
G. David	6,110,000	107,599
J. Garnier	44,700	6,400
J. Gorelick	54,320	4,000
C. Lee	55,630	8,000
R. McCormick	44,700	3,200
H. McGraw III	13,000	0
F. Popoff	6,000	8,000
H. Swygert	26,000	0
A. Villeneuve	53,400	4,800
H. Wagner	61,860	8,000
C. Whitman	13,000	0
A. Bousbib	1,179,000	5,727
G. Darnis	991,000	11,809
J. Geisler	265,600	2,974
G. Hayes	114,500	3,270
Directors & Executive Officers as a group (27 in total)	12,297,710	326,154

(2)	Messrs. David and Chênevert have pledged approximately 600,000 and 38,586 shares, respectively, to secure personal loans.

(3)	The shares shown as beneficially owned do not include the following number of non-voting restricted stock units acquired under the Directors’ Restricted Stock Unit Plan. Each unit is valued by reference to one share of UTC Common Stock.

J. Faraci	1,810	H. Swygert	3,027
H. McGraw III	2,417	C. Whitman	2,417
R. Myers	1,597

(4)	The shares shown as beneficially owned do not include the following number of vested, non-voting deferred stock units acquired by the non-employee directors under the Directors Deferred Stock Unit Plan. Each unit is valued by reference to one share of Common Stock.

J. Faraci	6,415	R. Myers	4,765
J. Garnier	35,752	F. Popoff	41,252
J. Gorelick	17,162	H. Swygert	22,177
C. Lee	35,514	A. Villeneuve	31,828
R. McCormick	30,731	H. Wagner	38,828
H. McGraw III	15,305	C. Whitman	8,792

(5)	Includes 1,889 shares as to which G. Hayes shares voting and investment power with his spouse.

(6)	Includes 1,889 shares as to which G. Hayes shares voting and investment power with his spouse and 1,440 shares as to which C. Gill shares such powers with his spouse.

In a filing made with the SEC, State Street Bank & Trust Company, acting in various fiduciary capacities, reported that it held as of December 31, 2007 sole voting power with respect to 37,348,324 shares of UTC Common Stock, shared voting power with respect to 65,761,775 shares of UTC Common Stock, and shared dispositive power with respect to 103,110,099 shares of UTC Common Stock. State Street Bank & Trust Company serves as Trustee for UTC’s Employee Savings Plan and disclaims beneficial ownership of the reported shares.

Executive Compensation.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) reviews the compensation policies and decisions of the Committee on Compensation and Executive Development (the “Committee”) with respect to UTC’s named executive officers listed in the Summary Compensation Table (the “NEOs”).

Under the oversight of the Committee, UTC maintains an executive compensation program for its senior executives, including its NEOs, that is heavily focused on performance. The design and operation of the program reflect the following objectives:

•	Recruiting and retaining talented leadership;

•	Implementing measurable performance targets;

•	Correlating compensation directly with shareowner value;

•	Progressively weighting at-risk and performance-based compensation opportunities with increasing levels of responsibility; and

•	Promoting adherence to high ethical and environment, health and safety standards.

To accomplish these objectives, the Committee’s approach emphasizes:

(i)	fixed compensation elements of base salary and benefits with values targeted approximately at the median of UTC’s Compensation Peer Group (“CPG”); and

(ii)	above-median variable compensation opportunities contingent on performance.

Each of the NEOs is a member of the Executive Leadership Group (“ELG”), consisting of approximately 30 of the Company’s most senior executives. ELG members participate in the same compensation programs as other UTC executives, but also receive enhanced life insurance and disability benefits, a perquisite allowance, and severance protection. These additional elements provided under the ELG program are designed, in the aggregate, to provide fringe and employee benefits comparable to those of senior executives at other CPG companies.

UTC provides the following compensation elements to ELG members. Material variations between target and actual values for the NEOs are discussed under “Named Executive Officer Compensation.”

Compensation Element	Target vs. Market*
Fixed
Base Salary	Median
Pension	Median
Health & Welfare Benefits	Median
Perquisites	Median
Variable
Annual Incentives	Median
Long-Term Incentives	65th percentile
Other
Severance Benefits	Median
Change-in-Control Benefits	Median
*	Benchmark comparisons may vary due to differences in valuation methodologies, timing, and availability of data.

In addition to the compensation elements outlined above, the ELG program includes share ownership guidelines, standards of conduct, and protective covenants discussed under “Protecting UTC’s Interests.”

Peer Group Benchmarking

The CPG consists of 25 major U.S. companies that have characteristics similar to UTC such as revenues, global scope of operations and diversified product lines, which the Committee believes makes them comparable to UTC for purposes of compensation benchmarking. Of the 25 companies listed below, 14 are included in the Dow Jones Industrial Average (as is UTC). Because of the compensation opportunities available and management skill sets required, the CPG companies are likely to be competitors of UTC for executive talent. Designing a compensation package that is competitive with the CPG therefore promotes UTC’s recruitment and retention objectives.

3M*	Honeywell*	Motorola
Alcoa*	Intel*	Northrop Grumman
Boeing*	IBM*	Pfizer*
Caterpillar*	International Paper	Raytheon
Dow Chemical	Johnson & Johnson*	Textron
Du Pont*	Johnson Controls	Tyco International
General Dynamics	Lockheed Martin	Verizon*
General Electric*	Merck*	Wyeth
Hewlett-Packard*
*	Part of the Dow Jones Industrial Average as of 12/31/2007.

In addition to the CPG data, the Committee utilizes general industry data drawn from approximately 370 companies. While the Committee tends to rely more heavily on CPG data, it supplements its analysis with such general industry data to diversify its compensation benchmarks. The broader data set also provides a reference for specific business units where the relevance of the CPG data may be limited.

The data for the CPG and general industry comes from Towers Perrin. This data is objective, available to others who engage Towers Perrin, and used generally by companies comparable to UTC. Towers Perrin does not make recommendations to the Committee on the form or amount of executive compensation, nor does the Committee currently retain its own consultant. At present, Towers Perrin serves the limited role of providing data relevant to the Committee’s decision-making process. Should the Committee engage a consultant in the future for the purpose of making executive compensation recommendations, it would select a consultant with no other material relationship with UTC.

The Committee generally uses the same benchmark data for each form of compensation and for each executive position. Individual compensation will vary from program targets based on factors such as performance, job scope, abilities, tenure, and retention risk. Compensation decisions specific to the NEOs are discussed under “Named Executive Officer Compensation.”

Pay Mix

The Committee designs executive compensation packages for the NEOs and other ELG members to emphasize performance-based compensation. Fixed compensation elements, although essential to a market competitive program, are not the focal point of UTC’s executive compensation program and are aimed generally at the median of the CPG. Performance metrics selected by the Committee reflect the overall goal of aligning actual compensation values with shareowner value. Base salary comprises approximately 20% of the pay mix for the ELG (including the NEOs), significantly less than for the rest of the executive population. Approximately 15% of total pay is allocated to annual bonus compensation, and 65% is allocated to long-term incentive compensation, higher than for the balance of the executive population.

The program targets total cash compensation (i.e., base salary and bonus) at the 50th percentile of the CPG. Cash above this percentile will generally result from earned increases in base salary and above-target performance in the annual bonus program. The program targets long-term incentive compensation at the 65th percentile of the CPG for the ELG. This above-median target value for long-term awards reflects the program’s emphasis and demonstrated record on compensation supporting shareowner value creation.

Allocation of long-term incentive awards between stock appreciation rights (“SARs”) and performance share units (“PSUs”) also varies with executive level. Reflecting the ELG’s ability to affect performance relative to PSU vesting targets, half of the value of ELG long-term incentive awards is allocated to PSUs.

Fixed Compensation

The principal elements of the NEOs’ fixed compensation consist of base salary, pension, benefits (e.g., health, life, and disability insurance), and perquisites. UTC targets the aggregate value of fixed compensation generally at the median of the CPG to promote recruitment and retention.

Base Salary. Base salaries for senior executives are targeted at approximately the 50th percentile of the CPG, with individual variations based on job scope, tenure, retention risk, performance, and other factors relevant to the Committee. Base salary decisions with respect to the NEOs are discussed under “Named Executive Officer Compensation.”

Pension. The Pension Benefits table on page 24 details retirement benefits for the NEOs. Pension benefits for executives under the cash balance plan fall below the median. The previous final average pay formula which covers executives hired before 2003 (including the NEOs) is approximately at the median. An unfunded program, with the same service formula applicable to salaried employees generally, provides defined benefit pension benefits in excess of Internal Revenue Code (the “Code”) limits for tax qualified plans. UTC does not match 401(k) contributions in excess of Code limits, resulting in below median values for executives (most CPG companies provide savings plan matching contributions in excess of Code limits).

Health and Welfare Benefits. While actively employed, ELG members receive life insurance coverage equal to three times their projected age 62 base salary. Upon retirement, this benefit is reduced to two times age 62 (projected or actual) base salary. Mr. David participates in a predecessor life insurance plan discussed in footnote (6)(d) to the Summary Compensation Table and not in this ELG benefit. The ELG long-term disability plan protects 100% of base salary for one year following disability and thereafter grades down 5% per year until the permanent 80% level is reached.

Perquisites. ELG members receive a perquisite allowance equal to 5% of annual base salary in lieu of in-kind perquisites. This perquisite allowance may be allocated in part to a company leased vehicle or paid in cash. During 2007, in response to a trend toward reduced perquisites, the Committee reduced the ELG perquisite allowance from 8% of salary (and from 12% for executives who joined the ELG prior to December 2005) to 5% with a one-time corresponding increase in base salary. The perquisite allowance reduction reflects the Committee’s objective of fixed compensation benefits at the market median. Footnote (6)(c) to the Summary Compensation Table provides the amount of each NEO’s perquisite allowance. Additionally, the Chief Executive and Chief Operating Officers have access to corporate aircraft for personal travel in accordance with UTC’s security policy.

Variable Compensation

Incentive compensation programs relate directly to UTC’s results. There are three forms of awards:

Type of Award	Performance Period	Performance Metrics
Annual Bonus	1 year	10% earnings growth and free cash flow equaling net income (12% for the Corporate Office and therefore 4 of the 6 NEOs)
Performance Share Units	3 years	10% earnings per share (“EPS”) growth and total shareowner return (“TSR”)* relative to the S&P 500
Stock Appreciation Rights	3-year vesting; 10-year term	Stock price appreciation
*	TSR equals the change in share price over the three-year performance period (including reinvested dividends), divided by the share price at the beginning of the three-year period. The TSR calculation uses the trailing November/December average share price for the beginning and end of the three-year period, as calculated by Standard & Poors.

Investors focus on earnings growth and cash flow as reliable indicators of overall near term performance. Relative TSR accurately ranks the Company’s performance among other companies competing for capital. The S&P 500 provides a broad-based and widely-accepted benchmark for purposes of this relative measurement. Long-term share price appreciation generally corresponds with long-term corporate performance and therefore provides an appropriate form of compensation directly related to superior corporate results.

Annual Bonuses. The Committee annually establishes bonus pools for each of UTC’s business units and the Corporate Office. The size of each pool depends on performance relative to pre-established and quantitative targets for the year, subject to adjustments the Committee may make to account for other factors that may have enhanced or detracted from the quantitative results achieved relative to the established target metrics. While bonus amounts are substantially established by performance measured against the pre-established targets, the Committee does not limit its performance assessment to a strictly formulaic calculation. It therefore retains discretion to adjust both bonus pools and the amount of individual awards. Material individual variation from bonus amounts calculated directly by the performance metrics are discussed under “Named Executive Officer Compensation.”

The pre-established targets for 2007 were:

(i)	earnings growth measured as EPS for the Corporate Office and segment operating income for the business units; and

(ii)	free cash flow (cash flow from operations less capital expenditures).

Baseline performance targets for 2007 were as follows:

Metric	Corporate Office	Business Units
Earnings growth	12%	10%
Free cash flow	100% of net income	100% of net income

Baseline performance is intended to result in annual bonuses approximately at the median of the CPG. While the baseline bonus amount is benchmarked against the CPG, the Committee sets the performance targets independently of CPG performance. The Committee believes that earnings growth in the 10-12% range conforms to investor expectations for companies of UTC’s size and scope. The Committee also believes that free cash flow as a percentage of earnings reflects the quality and sustainability of reported earnings and supports the important goal of cash returns to shareowners.

Baseline performance targets for the Corporate Office and business units remain the same for 2008. The Committee believes that these earnings growth targets, with corresponding cash flow performance, reliably reflect UTC’s annual performance for shareowners and, as calibrated, justify above-median payouts for exceeding these targets.

The Committee determines individual awards paid from the established pools utilizing the same metrics that determine the size of the award pools, with adjustments for individual performance. The following baseline award targets as percentages of base salaries reflect median bonus targets for similar roles at CPG companies:

Chief Executive Officer	135%
Chief Operating Officer	100%
Other ELG participants	55-85%

Baseline performance relative to the financial targets results in an award pool sufficient to pay bonuses at these levels. Awards are not generally payable if earnings growth times free cash flow content in net income falls below 70% of baseline. Award pools are capped at 160% of baseline. The annual bonus program offers the opportunity for above-median total cash compensation for above-median performance relative to the established targets. Actual NEO bonuses for 2007 performance are discussed under “Named Executive Officer Compensation.”

Performance Share Units. Annual long-term incentive awards consist of PSUs and SARs. The value of a PSU equals a share of UTC Common Stock. PSUs do not earn dividends. Upon vesting, PSUs convert to shares of UTC Common Stock. Performance relative to pre-established, three-year cumulative performance targets determines the vesting result. The Committee established two performance targets for PSUs awarded in 2007 and 2008, with vesting calculated independently for each target. Vesting of 50% of PSUs awarded is contingent on EPS growth with vesting for the other 50% contingent on TSR relative to the S&P 500 as follows:

	EPS Growth (50% of award)		TSR (50% of award)
	Level of Performance Achieved	Percent of EPS portion Vesting	Level of Performance Achieved	Percent of TSR portion Vesting
Minimum	7%	0%	37.5th percentile	0%
Target	10%	100%	50th percentile	100%
Maximum	13%	200%	75th percentile	200%

The Committee selected UTC’s TSR target relative to companies within the S&P 500 because this index provides a well-recognized, independent and external metric to measure the equity performance of a large cap company like UTC. The CPG, by contrast, provides a benchmark specifically focused on measuring the competitiveness of UTC’s compensation packages. The S&P 500 more effectively aligns the interests of management and shareowners by measuring UTC’s performance relative to a broader universe of companies.

Stock Appreciation Rights. SARs have an exercise price equal to market price at date of grant, have a ten-year term, and become exercisable after three years. Value realized upon exercise is settled in shares of UTC Common Stock. The Committee views share price appreciation as the most relevant measure of long-term performance since it directly parallels shareowner value creation. UTC’s TSR over the ten-year period ending December 31, 2007 was 388%, substantially exceeding the Dow Jones Industrials (105%) and the S&P 500 (78%). The Committee believes prior SAR and stock option awards led to management’s successful execution of productivity, innovation, growth, and business balance objectives aligned with shareowners’ interests.

Other Programs

ELG members participate in separate change-in-control and non-change-in-control severance arrangements. Intended to address different risks and circumstances, each arrangement provides different benefits and terms and conditions, as discussed below. Because market competitive executive compensation programs provide financial protection in the event of severance, these severance protection programs are relevant for purposes of recruitment and retention. A substantial majority of CPG companies provide such benefits. While there are variations in types and amounts of benefits, eligibility requirements, and other terms and conditions, the Committee believes that the aggregate potential value of UTC’s severance and change-in-control programs does not differ substantially from other companies. Executives will not receive both change-in-control and non-change-in-control severance benefits.

Severance Protection. The ELG program provides a potential severance benefit of up to 2.5 times base salary in the event of involuntary termination (other than for misconduct) after three years as an ELG member. Payment of ELG severance requires acceptance of and adherence to protective covenants, including non-compete and non-disclosure obligations. For individuals who joined the ELG before December 2005 (including each of the NEOs), this benefit is payable at retirement and serves as a retention mechanism. The Committee has since replaced this benefit at retirement with a stock-based award that vests at age 62 for executives appointed to the ELG after December 2005, as discussed under “Retention.”

Retention. To retain ELG members through retirement, executives who joined the ELG after December 2005 receive a restricted share retention grant equal to two times base salary at the date of grant. These shares may not be sold, pledged, or assigned prior to vesting on retirement at age 62 or later. The shares are forfeited if the executive terminates or retires before age 62. Recipients of this award are not eligible for the ELG severance benefit if retirement occurs on or after age 62.

Executives who joined the ELG before December 2005 do not receive the restricted share retention grant, but are eligible for the ELG retirement benefit after age 62. The Committee believes that the restricted share grant has significant retention value and, as with the severance arrangement, imposes restrictive covenants. In changing this post-age 62 benefit, the Committee enhanced shareowner alignment by linking value to share price rather than salary.

Change-in-Control Benefits. The current change-in-control benefits reflect a reduction in benefits in 2003 to more closely align with market practice, providing for a cash payment equal to 2.99 times base salary and bonus, plus acceleration of long-term incentive awards. For those covered by the program before December 2003, change-in-control payments equal 3 times base salary and bonus and also include three years of benefits continuation and additional credited service for pensions, with each of these elements reduced by 1/36th for each month termination occurs after age 62. These benefits help to assure continuity of management under circumstances that reduce or eliminate job security and might otherwise lead to immediate departures. Unlike the ELG severance benefit, change-in-control benefits are payable in the event of voluntary termination following a change-in-control (i.e., a “single trigger” mechanism). The long standing single trigger mechanism has been maintained because the current program design adequately addresses the objective of management continuity through a change-in-control since executives must remain with the Company through completion of any such event to qualify for benefits. Senior executive redundancy in the event of a change-in-control typically leads to a significant number of departures, an outcome that is unlikely to vary materially under either the current single trigger mechanism or a program that imposes some restrictions on benefit eligible voluntary terminations. For these reasons, the Committee did not modify these provisions at the time it prospectively adopted the reduced benefit levels. The aggregate values of benefits, covenants, and other terms and conditions under each program remain within market norms for a company of UTC’s size.

The Termination Payment tables on pages 25 and 26 set forth the estimated values and details of change-in-control and non-change-in-control termination benefits for each of the NEOs.

Named Executive Officer Compensation

The executive compensation programs and policies discussed above apply to each of the NEOs. Individual compensation amounts can and do vary from program benchmarks. Material variations from benchmark targets affecting the NEOs’ compensation in 2007 are discussed in this section.

Base Salary. The NEOs received salary increases in 2007, consistent with annual market movement, performance, and to offset the reduced perquisite allowance (see “Fixed Compensation – Perquisites”). Mr. David’s salary is at approximately the 75th percentile of the CPG. Mr. David has been UTC’s Chief Executive Officer since 1994, longer than any other Dow Jones Industrials company CEO. His base salary percentile rank reflects his leadership and performance, particularly as reflected by UTC’s sustained and top quartile TSR ranking over the past ten years relative to the Dow Jones Industrials and the S&P 500 indices. Mr. Chênevert’s salary is at approximately the median of the CPG for his position. Messrs. Geisler and Hayes share the responsibility of Chief Financial Officer, resulting in somewhat below-median salaries for a CFO position.

Messrs. Bousbib and Darnis lead business units whose competitors vary widely by size and consist of both stand-alone companies and subsidiaries of larger companies. Each of their salaries is at approximately the 75th percentile of market data which only reflect sector heads within large companies. Inclusion of independent companies would likely reduce the percentile rank for their base salaries. Messrs. Bousbib and Darnis run large industry leading businesses that, if independent, would each rank within the S&P 500. Otis and Carrier generated $11.9 billion and $14.6 billion in revenues, respectively in 2007. Because CEOs of independent companies are compensated substantially more than internal business unit heads, the Committee believes above-median salaries relative to UTC’s peer group (which contains no independent competitors of Otis or Carrier) are appropriate for these key positions.

Annual Bonus. Actual bonuses for each of the NEOs are shown in the Summary Compensation Table on page 19. Messrs. David, Chênevert, Geisler, and Hayes participated in the 2007 Corporate Office incentive compensation award pool. Mr. Bousbib participated in the Otis pool, and Mr. Darnis participated in the Carrier pool.

The Corporation’s 2007 earnings per share grew 15% and free cash flow was 99% of net income, resulting in an above-target pool of 132% for the Corporate Office. Otis fell below its baseline earnings growth target but exceeded its free cash flow target, resulting in a pool equal to 92% of baseline. However, in recognition of Otis’ outstanding operating margin performance relative to all of its competitors worldwide in 2007, the Committee established a pool equal to 125% of baseline. Carrier fell below its earnings growth target but exceeded its free cash flow target, resulting in a pool equal to 79% of baseline. However, three of Carrier’s four operating units delivered results well above baseline. The Committee determined that this strong performance combined with the significantly adverse impact of the U.S. housing recession on Carrier’s North American Residential business, warranted adjustment of Carrier’s award pool to 92% of baseline.

The determination of actual bonus amounts awarded to Messrs. Bousbib, Darnis, Geisler and Hayes, as shown in the Summary Compensation Table on page 19, aligns with the award pool factors described above, with minor adjustments based on the Committee’s subjective overall assessment of performance. The Committee adjusted the awards for Messrs. Chênevert and David in recognition of additional factors relevant to the assessment of their performance and leadership jointly in the Office of the CEO. UTC delivered exceptional financial performance in 2007, achieving 15% EPS growth, 14% revenue growth (9% organic), and 24% TSR in a challenging economic environment. Over the past 10 years, UTC’s TSR ranks first among the Dow Jones Industrials.

In addition to the foregoing financial performance, the Committee favorably assessed progress toward CEO transition. Working effectively together, Messrs. Chênevert and David ensured continuation of UTC’s record of superior financial performance as Mr. Chênevert’s corporate-wide responsibilities expanded in 2007. Mr. David’s tenure as CEO is the longest of any current Dow Jones Industrials company. Under his leadership, UTC’s cumulative TSR has exceeded the S&P 500 and Dow Jones Industrials indices by more than three times. Mr. David’s leadership has also been recognized independently of UTC. Barron’s magazine included him for a second time in 2007 among the world’s 30 best CEOs. Institutional Investor magazine named him best CEO for the aerospace and defense electronics sector again in 2007. Barron’s, Forbes, and BusinessWeek included UTC in their best companies lists last year, and Fortune magazine named UTC “most admired” among aerospace/defense companies for the seventh year running. These factors underscore the importance of a successful and orderly leadership transition at UTC. The Committee determined that the breadth and extent of financial performance in combination with a successfully functioning CEO transition plan warranted upward adjustments to Messrs. David and Chênevert’s calculated bonuses. Mr. David’s calculated award of $3.4 million was increased to $4.0 million. Mr. Chênevert’s award was adjusted from $1.5 million to $2.0 million, which is above his calculated award as UTC’s President but consistent with his joint incumbency in the Office of the CEO.

Long-Term Incentive Awards. The Grants of Plan-Based Awards table on page 21 shows long-term incentive awards. Awards to each of the NEOs did not differ materially from UTC’s stated 65th percentile LTIP target.

Under the prior long-term incentive plan (the Continuous Improvement Incentive Program or “CIIP”), the Committee granted performance-based dividend equivalents rather than PSUs. CIIP awards were last granted in 2005 with a three-year earnings per share growth target range of 7-13% annually. Actual earnings per share growth for this performance cycle reached 17% annually, resulting in a 200% vesting rate for the NEOs, as detailed in footnote (4) to the Summary Compensation Table.

The Committee generally issues long-term incentive awards at the beginning of each year to align grant dates with calendar year performance measurement periods. Out-of-cycle awards are granted on an ad hoc basis reflecting recruitment, promotion, or retention needs. The timing of such out-of-cycle awards aligns with the applicable event. No out-of-cycle awards were granted to the NEOs in 2007.

Deductibility and Dilution

The 2005 Long-Term Incentive Plan (“LTIP”) approved by UTC’s shareowners limits shares that may be awarded and their associated dilution. Total shares prospectively issuable under PSU and SAR awards in 2007 were approximately 1% of UTC Common Shares outstanding, below the CPG median. Total shares potentially issuable under all current and prior PSU, SAR, and stock option awards are approximately 9% of UTC Common Shares outstanding at the end of 2007, in the bottom quartile of the CPG. Diluted earnings per share reflect all such shares, and both percentages are within applicable LTIP limitations.

Annual bonuses and long-term incentive awards are provided pursuant to shareowner approved plans and performance targets. Amounts paid under these programs are intended to qualify for the performance-based compensation exception under Internal Revenue Code Section 162(m) and are therefore not subject to the Section 162(m) $1 million deductibility limitation.

Program Administration

The Committee has approved the design and functioning of UTC’s executive compensation program as outlined here, specifically including determination of benchmark targets, performance metrics, and the composition and variability of pay by executive level. While substantially guided by the stated performance metrics and formulae, the Committee retains the authority to exercise its judgment when approving pool and individual awards.

UTC’s executives do not have employment agreements that guaranty compensation amounts or length of employment. The Committee specifically determines annual bonus, PSU, and SAR total award amounts for business units and the Corporate Office, and determines awards individually for ELG participants each year. As part of the annual compensation process, the Committee reviews all elements of compensation for the NEOs and other ELG participants, including realized and unrealized long-term award values. The Committee does not adjust, either negatively or positively, current or future compensation opportunities on the basis of accrued or realized gains attributable to prior awards and prior service.

The Committee conducts an overall review annually to ensure that the program meets its intended goals. The Committee’s review for 2007 indicated that, as intended, variable and performance-based compensation constitutes the substantial majority of pay for senior executives. Values realized by executives above the CPG medians are substantially attributable to UTC’s earnings and stock price performance in excess of initial and challenging projections and of market indices. As stated earlier, UTC’s total shareowner return over the 1998-2007 decade was 388%, as compared with 105% for the Dow Jones Industrials and 78% for the S&P 500.

The Committee does not and has not permitted backdating or re-pricing of stock options or SARs. Grant dates are on or shortly after the date the Committee approves awards. Exercise price equals the closing price for UTC Common Stock on the grant date. UTC’s regular cycle awards account for the great majority of total awards and are made on a consistent basis within the first week of each calendar year, coincident with the beginning of the three-year measurement period for performance-based awards. Recruitment, retention, and promotion needs occasionally result in out-of-cycle awards. The underlying event drives the timing of such awards, and they are not related in any way to the timing of disclosure of material non-public information.

Protecting UTC’s Interests

The executive compensation program imposes certain requirements intended to protect UTC’s interests:

•	forfeiture of awards and “clawback” of gains realized from long-term incentive awards in the event of misconduct as defined in the LTIP;
•	post-employment covenants for ELG participants restricting proprietary information disclosure, solicitation of UTC employees, and competitive activities; and
•	mandatory share ownership guidelines of 5 times base salary for the Chief Executive Officer and 3 times base salary for other ELG participants.

Report of the Committee on Compensation and Executive Development

The Committee on Compensation and Executive Development establishes and oversees the design and functioning of UTC’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and recommend to the Board of Directors that the Compensation Discussion and Analysis be included in UTC’s Proxy Statement for the 2008 Annual Meeting.

Committee on Compensation and Executive Development

H. A. Wagner, Chairman	Richard D. McCormick
Jean-Pierre Garnier Charles R. Lee	Harold McGraw III Frank P. Popoff

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Stock Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
George David Chairman and Chief Executive Officer	2007 2006	$1,883,333 $1,791,667	$4,000,000 $3,800,000	$11,636,640 $7,675,200	$8,144,480 $7,217,233	$3,480,455 $3,034,287	$8,285,295 $2,733,737	$643,023 $922,708	$38,073,226 $27,174,832

Gregory Hayes Vice President, Accounting and Finance	2007 2006	$429,583 $391,667	$475,000 $425,000	$917,532 $304,876	$1,213,360 $932,186	$21,282 $11,576	$253,513 $226,837	$102,620 $112,769	$3,412,890 $2,404,911

James Geisler Vice President, Finance	2007 2006	$429,583 $386,667	$475,000 $425,000	$917,532 $304,876	$1,213,360 $932,186	$49,737 $37,169	$128,696 $130,580	$72,164 $83,002	$3,286,072 $2,299,480

Louis Chênevert President and Chief Operating Officer	2007 2006	$1,012,500 $808,333	$2,000,000 $1,400,000	$5,533,440 $665,184	$9,690,531 $3,744,569	$858,030 $652,894	$1,487,702 $336,664	$246,574 $212,668	$20,828,777 $7,820,312

Ari Bousbib President, Otis Elevator	2007 2006	$749,167 $676,250	$900,000 $850,000	$1,880,064 $665,184	$2,948,333 $2,848,458	$689,514 $545,223	$317,451 $207,335	$121,534 $140,117	$7,606,063 $5,932,567

Geraud Darnis President, Carrier Corporation	2007 2006	$749,167 $676,250	$600,000 $350,000	$1,880,064 $665,184	$2,948,333 $2,848,458	$266,175 $144,460	$412,904 $362,697	$115,100 $132,867	$6,971,743 $5,179,916

(1)	The calculation of annual bonuses reflects 2007 growth in earnings and free cash flow as a percentage of net income, plus other discretionary factors applied by the Committee in the determination of the actual awards shown in this column.

(2)	Amounts in this column reflect the expense recognized by UTC for accounting purposes calculated in accordance with FASB Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) with respect to performance share units (“PSUs”) granted in 2007 and 2006. The assumptions made in the valuation of these awards are set forth in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2007 Annual Report on Form 10-K (available at www.edocumentview.com/utx). Under FAS 123R, PSUs are amortized over 36 months, except for retirement-eligible executives whose awards are amortized over 12 months. Accordingly, amounts in this column reflect the full value of Mr. David’s and Mr. Chênevert’s January 2007 PSU awards. Mr. Chênevert became retirement-eligible in 2007 and therefore the expense for his prior unvested awards was accelerated to 2007. In addition, the amounts for all NEOs reflect a higher accrual amount for the 2006 PSU awards based on performance during the first two years of the three-year performance period, but are subject to change based on performance in the third year. PSUs are discussed in the CD&A and in the Grants of Plan-Based Awards table on page 21 of this Proxy Statement.

(3)	Amounts in this column reflect the expense recognized by UTC for accounting purposes calculated in accordance with FAS 123R with respect to stock appreciation rights (“SARs”) granted in 2007 and 2006 and stock options granted in prior years. The assumptions made in the valuation of these awards are set forth in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2007 Annual Report on Form 10-K. Under FAS 123R, SARs and options are amortized over 36 months, except for retirement-eligible executives whose awards are amortized over 12 months. Accordingly, amounts in this column reflect the full value of Mr. David’s and Mr. Chênevert’s January 2007 SAR awards. Mr. Chênevert became retirement-eligible in 2007 and therefore the expense for his prior unvested awards was accelerated to 2007. SARs are discussed in the CD&A and in the Grants of Plan-Based Awards table.

(4)	Amounts in this column reflect 2007 earnings received as a result of achievement of pre-established three-year performance targets under the Continuous Improvement Incentive Program (the “CIIP”), a prior cash-based long-term incentive program. Under this program, vesting results in quarterly payments determined by the number of units vested and the dividend paid on UTC Common Stock. These cash payments continue for a maximum of seven years following vesting. Awards made in 2004 vested or were forfeited in 2007, as determined by performance relative to the pre-established performance targets. Corporate and business unit performance targets have included return on sales, working capital turnover, TSR and earnings per share. The last awards under the CIIP were made in 2005. Based on cumulative EPS growth over the three-year period ended December 31, 2007, these awards vested at 200% of target and will be payable beginning in 2008.

(5)	Amounts in this column reflect the increase in the actuarial value of defined benefit plans during 2007. Actuarial value computations are based on FASB Statement No. 87 assumptions discussed in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2007 Annual Report on Form 10-K. UTC does not provide above-market rates of return under its Deferred Compensation Plan. However, above-market interest is provided under a frozen Sundstrand Corporation deferred compensation plan assumed by UTC upon the acquisition of Sundstrand in 1999. Mr. Hayes accrued $6,600 in above-market earnings under this plan in 2007.

(6)	All Other Compensation amounts in the Summary Compensation Table consist of the following items:

Name	Year	Personal Use of Corporate Aircraft (a)	Leased Vehicle Payments (b)	Cash Flexible Perquisite Allowances (c)	Insurance premiums (d)	401(k) Company Match	Miscellaneous (e)	Total
G. David	2007	$380,744	$36,948	$123,135	$90,839	$8,100	$3,257	$643,023
G. Hayes	2007	$0	$13,946	$22,569	$46,979	$8,100	$11,026	$102,620
J. Geisler	2007	$0	$7,641	$28,874	$25,554	$8,100	$1,995	$72,164
L. Chênevert	2007	$91,297	$31,899	$54,164	$60,000	$8,100	$1,114	$246,574
A. Bousbib	2007	$0	$29,049	$34,630	$44,869	$8,100	$4,886	$121,534
G. Darnis	2007	$0	$29,781	$33,898	$40,789	$8,100	$2,532	$115,100

(a)	The Chief Executive and Chief Operating Officers use corporate aircraft for personal travel in accordance with UTC’s security policy. Amounts in this column reflect incremental variable operating costs incurred in connection with personal travel. Variable operating costs include fuel, calculated on the basis of aircraft-specific average consumption rates and fleet average fuel costs, fleet average landing and handling fees, additional crew lodging and meal allowances, catering, and where applicable, hourly maintenance contract charges. Because fleet-wide aircraft utilization is primarily for business purposes, capital and other fixed expenditures are not treated as variable operating costs relative to personal use.

(b)	Consists of annual leased vehicle depreciation and interest costs deducted from the flexible perquisite allowance shown in the adjoining column.

(c)	This column shows the ELG cash perquisite allowance which equals 12% of base salary (8% for executives who joined the ELG after December 2005) for the first half of 2007. Effective July 1, 2007, the perquisite allowance was reduced to 5% of base salary less the amount utilized for leased vehicle payments. The ELG perquisite allowance is provided in lieu of in-kind perquisites, as discussed in the CD&A.

(d)	Consists of life insurance premium payments. Mr. David participates in the Executive Estate Preservation Program (a program closed to new participants since 1989) that provides term life insurance equal to seven times base salary. Post-termination benefits under this program are discussed in footnote (2) to the Termination/No Change-in-Control table on page 25 of this Proxy Statement. The other NEOs participate in the ELG life insurance program. Under this program, UTC pays the premiums shown above on permanent cash value life insurance contracts owned by the executive. The ELG life insurance benefit equals three times projected age 62 base salary.

(e)	Consists of additional vehicle-related costs and other incidental benefits, including $4,194 for executive health benefits for Mr. Hayes.

Grants of Plan-Based Awards

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Thre- shold ($)	Target ($)	Maxi- mum ($)	Thre- shold (#)	Target (#)	Maxi- mum (#)
G. David	1/3/2007	12/13/2006	–	–	–	0	118,000	236,000	–	–	–	$8,411,040
	1/3/2007	12/13/2006	–	–	–	–	–	–	–	436,000	$62.81	$8,144,480
G. Hayes	1/3/2007	12/13/2006	–	–	–	0	15,000	30,000	–	–	–	$1,069,200
	1/3/2007	12/13/2006	–	–	–	–	–	–	–	55,500	$62.81	$1,036,740
J. Geisler	1/3/2007	12/13/2006	–	–	–	0	15,000	30,000	–	–	–	$1,069,200
	1/3/2007	12/13/2006	–	–	–	–	–	–	–	55,500	$62.81	$1,036,740
L. Chênevert	1/3/2007	12/13/2006	–	–	–	0	47,200	94,400	–	–	–	$3,364,416
	1/3/2007	12/13/2006	–	–	–	–	–	–	–	174,500	$62.81	$3,259,660
A. Bousbib	1/3/2007	12/13/2006	–	–	–	0	27,600	55,200	–	–	–	$1,967,328
	1/3/2007	12/13/2006	–	–	–	–	–	–	–	102,000	$62.81	$1,905,360
G. Darnis	1/3/2007	12/13/2006	–	–	–	0	27,600	55,200	–	–	–	$1,967,328
	1/3/2007	12/13/2006	–	–	–	–	–	–	–	102,000	$62.81	$1,905,360

(1)	The Committee approves annual long-term incentive awards for the following year at its December meeting. The Committee specifies an award effective date of the first business day of the calendar year to coincide with calendar-year-based performance measurement periods. Other awards are generally effective on the date of approval or the next following day that the NYSE is open. Award grant procedures are discussed in the CD&A.

(2)

Consists of PSUs subject to three-year performance vesting targets. The value of an unvested PSU is equivalent to the value of a share of UTC Common Stock. As discussed in the CD&A, 50% of PSUs are subject to an EPS growth target and 50% are subject to a TSR target. The vesting range is between 0 and 200%. Non-vested PSUs do not receive dividends. PSUs are forfeited upon termination except in the case of retirement, where PSUs remain eligible to vest at the end of the three-year performance measurement period. Accelerated vesting occurs only upon death or a change-in-control. Upon vesting, PSUs convert to unrestricted shares of UTC Common Stock. No vesting occurs on the portion of the award contingent upon EPS growth if growth is at or below 7%. No vesting occurs on the portion of the award contingent upon TSR if UTC’s TSR relative to the S&P 500 is below the 37.5th percentile.

(3)	Consists of SARs with an exercise price equal to the NYSE closing price of UTC Common Stock on the date of grant and a ten-year term. SARs become exercisable after three years of service from the grant date or, if earlier, upon retirement (if the SARs have been held for at least one year from the grant date) or death of the recipient.

(4)	Reflects grant date fair value of PSU awards at target described in footnote (2) above, and grant date fair value of SARs described in footnote (3) above, calculated in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
G. David	–	436,000	(5)	–	$62.81	1/2/2017	–	–	118,000	(5)	$9,031,720
	–	390,000	(6)	–	$56.53	1/2/2016	–	–	120,000	(6)	$9,184,800
	–	1,000,000	(9)	–	$50.09	2/6/2015	–	–	–		–
	–	570,000	(7)	–	$51.50	1/2/2015	–	–	–		–
	540,000	–		–	$46.76	1/8/2014	–	–	–		–
	650,000	–		–	$31.71	1/1/2013	–	–	–		–
	700,000	–		–	$32.17	1/1/2012	–	–	–		–
	600,000	–		–	$37.63	1/1/2011	–	–	–		–
	650,000	–		–	$31.25	1/2/2010	–	–	–		–
	600,000	–		–	$36.22	4/29/2009	–	–	–		–
	800,000	–		–	$27.00	1/3/2009	–	–	–		–
G. Hayes	–	55,500	(5)	–	$62.81	1/2/2017	–	–	15,000	(5)	$1,148,100
	–	50,000	(8)	–	$57.84	3/7/2016	–	–	–		–
	–	46,500	(6)	–	$56.53	1/2/2016	–	–	14,300	(6)	$1,094,522
	–	76,000	(7)	–	$51.50	1/2/2015	–	–	–		–
	21,400	–		–	$46.76	1/8/2014	–	–	–		–
	11,800	–		–	$37.63	1/1/2011	–	–	–		–
	5,300	–		–	$31.25	1/2/2010	–	–	–		–
J. Geisler	–	55,500	(5)	–	$62.81	1/2/2017	–	–	15,000	(5)	$1,148,100
	–	50,000	(8)	–	$57.84	3/7/2016	–	–	–		–
	–	46,500	(6)	–	$56.53	1/2/2016	–	–	14,300	(6)	$1,094,522
	–	76,000	(7)	–	$51.50	1/2/2015	–	–	–		–
	21,400	–		–	$46.76	1/8/2014	–	–	–		–
	30,000	–		–	$31.71	1/1/2013	–	–	–		–
	25,600	–		–	$32.17	1/1/2012	–	–	–		–
	79,000	–		–	$38.50	4/25/2011	–	–	–		–
	15,200	–		–	$37.63	1/1/2011	–	–	–		–
	16,400	–		–	$31.25	1/2/2010	–	–	–		–
	2,000	–		–	$27.00	1/3/2009	–	–	–		–
L. Chênevert	–	174,500	(5)	–	$62.81	1/2/2017	–	–	47,200	(5)	$3,612,688
	–	400,000	(8)	–	$57.84	3/7/2016	–	–	–		–
	–	101,500	(6)	–	$56.53	1/2/2016	–	–	31,200	(6)	$2,388,048
	–	151,000	(7)	–	$51.50	1/2/2015	–	–	–		–
	140,000	–		–	$46.76	1/8/2014	–	–	–		–
	170,000	–		–	$31.71	1/1/2013	–	–	–		–
	170,000	–		–	$32.17	1/1/2012	–	–	–		–
	400,000	–		–	$38.50	4/25/2011	–	–	–		–
	144,000	–		–	$37.63	1/1/2011	–	–	–		–
	150,000	–		–	$31.25	1/2/2010	–	–	–		–
A. Bousbib	–	102,000	(5)	–	$62.81	1/2/2017	–	–	27,600	(5)	$2,112,504
	–	200,000	(8)	–	$57.84	3/7/2016	–	–	–		–
	–	101,500	(6)	–	$56.53	1/2/2016	–	–	31,200	(6)	$2,388,048
	–	151,000	(7)	–	$51.50	1/2/2015	–	–	–		–
	140,000	–		–	$46.76	1/8/2014	–	–	–		–
	160,000	–		–	$31.71	1/1/2013	–	–	–		–
	140,000	–		–	$32.17	1/1/2012	–	–	–		–
	400,000	–		–	$38.50	4/25/2011	–	–	–		–
	108,000	–		–	$37.63	1/1/2011	–	–	–		–
	80,000	–		–	$31.25	1/2/2010	–	–	–		–

Outstanding Equity Awards at Fiscal Year-End (continued)

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
G. Darnis	–	102,000	(5)	–	$62.81	1/2/2017	–	–	27,600	(5)	$2,112,504
	–	200,000	(8)	–	$57.84	3/7/2016	–	–	–		–
	–	101,500	(6)	–	$56.53	1/2/2016	–	–	31,200	(6)	$2,388,048
	–	151,000	(7)	–	$51.50	1/2/2015	–	–	–		–
	140,000	–		–	$46.76	1/8/2014	–	–	–		–
	160,000	–		–	$31.71	1/1/2013	–	–	–		–
	140,000	–		–	$32.17	1/1/2012	–	–	–		–
	400,000	–		–	$38.50	4/25/2011	–	–	–		–

(1)	Under the current long-term incentive plan, approved by shareowners in 2005, SARs are granted for 2006 and subsequent years instead of nonqualified stock options. Stock options were utilized prior to 2006. All awards with expiration dates before 2016 consist of nonqualified stock options.

(2)	The exercise price of an option and a SAR is the grant date NYSE closing price of a share of UTC Common Stock.

(3)	Reflects the target level of PSUs as described in the CD&A and footnote (2) to the Grants of Plan-Based Awards table. PSUs vest following a three-year performance period to the extent targets are achieved.

(4)	Amounts in this column reflect the December 31, 2007 year-end UTC Common Stock closing price on the NYSE of $76.54.

(5)	Scheduled to vest on January 3, 2010.

(6)	Scheduled to vest on January 3, 2009.

(7)	Scheduled to vest on January 3, 2008.

(8)	Scheduled to vest on March 8, 2009.

(9)	Scheduled to vest on February 7, 2008.

Option Exercises and Stock Vested

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Exercise or Vesting (#)	Value Realized Upon Exercise or Vesting ($)
G. David	1,000,000	$54,709,550	–	–
G. Hayes	–	–	–	–
J. Geisler	21,000	$769,171	–	–
L. Chênevert	190,000	$8,126,817	–	–
A. Bousbib	160,000	$8,770,370	–	–
G. Darnis	62,000	$1,869,610	–	–

(1)	Information relates to stock option exercises during 2007.

(2)	Calculated by multiplying the number of shares purchased by the difference between the exercise price and the market price of UTC Common Stock on the date of exercise.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
G. David	UTC Employee Retirement Plan	33	$937,642
	UTC Pension Preservation Plan	33	$32,504,158
G. Hayes	UTC Employee Retirement Plan	18	$239,672
	UTC Pension Preservation Plan	18	$639,502
J. Geisler	UTC Employee Retirement Plan	15	$143,151
	UTC Pension Preservation Plan	15	$363,880
L. Chênevert	UTC Employee Retirement Plan	11	$245,621
	UTC Pension Preservation Plan(2)	15	$2,752,841
A. Bousbib	UTC Employee Retirement Plan	11	$144,907
	UTC Pension Preservation Plan	11	$1,035,130
G. Darnis	UTC Employee Retirement Plan	24	$316,042
	UTC Pension Preservation Plan	24	$1,806,162

(1)	Calculation of present value reflects FASB Statement No. 87 pension expense assumptions described in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2007 Annual Report on Form 10-K.

(2)	For Mr. Chênevert, this plan provides a pension benefit under the formula applicable to U.S. salaried employees, based on his UTC service from date of hire, offset by benefits payable separately under the Pratt & Whitney Canada pension plan.

Retirement benefits are provided through defined benefit retirement plans that provide an annual benefit payment equal to 2% of earnings for each year of service up to a maximum of 20 years, plus 1% of earnings for each year thereafter, minus 1.5% of Social Security benefits for each year of service up to a maximum of 50%. Earnings recognized under this formula consist of base salary and bonus averaged over the highest five consecutive-year period. The formula does not recognize long-term incentive compensation. Normal retirement age is 65; unreduced retirement benefits are available at age 62 for retirements with at least ten years of service (only Mr. David qualifies for unreduced retirement benefits as of fiscal year-end). Early retirement benefits are available at age 55 with at least ten years of service, reduced by .2% for each month between the early retirement date and age 62. Vesting requires five years of service. There are no supplementary service recognition or benefit enhancement provisions. Benefits for Messrs. David, Darnis, and Hayes include amounts accrued under different formulas of Otis, Carrier, and Sundstrand predecessor plans that have since been merged into UTC retirement plans.

The UTC Employee Retirement Plan is a tax-qualified plan subject to Internal Revenue Code provisions that, as of fiscal year-end, limit recognized annual compensation to $225,000 and the annual retirement benefit to $180,000. This Plan does not offer a lump sum distribution option. The Pension Preservation Plan (the “PPP”) is an unfunded, non-tax qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified UTC Employee Retirement Plan. The PPP restores the benefits not provided under the qualified plan due to the Internal Revenue Code limitations previously described. Because amounts payable under the PPP are unfunded and unsecured, a lump sum distribution option is available. Unlike distributions from qualified plans, a PPP lump sum distribution is immediately fully taxable as ordinary income. To approximate actuarial equivalence to a pension annuity in light of the disparate tax treatment, the lump sum calculation uses a discount rate equal to the Lehman Brothers Municipal Bond Index averaged over five years.

Nonqualified Deferred Compensation

Name	Executive contributions in last FY ($) (1)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($) (2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (3)
G. David	$0	$0	$303,626	$0	$2,718,643
G. Hayes	$212,500	$0	$85,988	$0	$728,045
J. Geisler	$0	$0	$0	$0	$0
L. Chênevert	$0	$0	$177,509	$0	$1,134,412
A. Bousbib	$1,127,795	$0	$168,416	$446,432	$3,542,814
G. Darnis	$0	$0	$0	$0	$0

(1)	Amounts in this column equal the deferred portion of base salary, bonus and the annual ELG perquisite allowance. These amounts are also reported in the Summary Compensation Table.

(2)	Amounts credited do not constitute above-market earnings except for $6,600 credited to Mr. Hayes under a frozen Sundstrand Corporation program.

(3)	Amounts in this column include deferrals in prior years of $200,000, $267,082, $431,680 and $2,597,000 for Messrs. David, Hayes, Chênevert and Bousbib, respectively.

The UTC Deferred Compensation Plan offers the opportunity to defer up to 75% of annual base salary and up to 100% of annual bonus. For 2007, up to 50% of the ELG perquisite allowance may be deferred under the Plan. The minimum deferral period is five years. Distribution options are a lump sum payment or annual installment payments (2 to 15). If a participant terminates prior to retirement eligibility, all balances are paid as a lump sum the following April 1. Amounts deferred can be allocated to accounts that may be credited with one of the following hypothetical investment returns: (i) a fixed rate of interest equal to the average yield on a ten-year Treasury bond during the first ten months of the preceding calendar year, plus 1%; (ii) the return on the S&P 500 Index; or (iii) the return on UTC Common Stock with dividend reinvestment. Amounts may be re-allocated among investment accounts once per calendar year.

Potential Payments on Termination or Change-in-Control

Termination/No Change-in-Control

Name	Salary Continuation or Severance (1)	Benefits or Perquisites (2)	Pension Benefit (3)	Enhanced Pension Benefit	Accelerated Option/SAR Vesting	Accelerated Share/Unit Vesting	Accelerated Dividend Equivalent Rights Vesting	Total
G. David	$4,750,000	$3,132,067	$33,377,969	$0	$0	$0	$0	$41,260,036
G. Hayes	$1,137,500	$0	$1,046,801	$0	$0	$0	$0	$2,184,301
J. Geisler	$1,137,500	$0	$978,971	$0	$0	$0	$0	$2,116,471
L. Chênevert	$2,750,000	$0	$5,341,455	$0	$0	$0	$0	$8,091,455
A. Bousbib	$2,000,000	$0	$1,963,405	$0	$0	$0	$0	$3,963,405
G. Darnis	$2,000,000	$0	$3,193,822	$0	$0	$0	$0	$5,193,822

(1)	Amounts in this column reflect estimated amounts that may be paid under the ELG separation arrangement assuming termination occurred on December 31, 2007. The ELG separation benefit equals 2.5 times base salary and is provided in the event of a mutually-agreeable separation. A mutually-agreeable separation occurs when (i) the ELG participant’s position with UTC has been eliminated or diminished by a divestiture, restructuring, shift in priorities or similar event or (ii) the executive retires at age 62 or older. Voluntary terminations or terminations related to misconduct do not qualify as mutually-agreeable. Receipt of the ELG separation benefit is contingent upon execution of an agreement with UTC containing the following protective covenants: (i) three-year non-compete; (ii) three-year employee non-solicitation; (iii) non-disparagement; (iv) protection of confidential, sensitive and proprietary information; and (v) post-termination cooperation obligations. This severance benefit is not treated as compensation for purposes of any of UTC’s pension or benefit programs. This benefit is payable as a lump sum or installments with credited interest equal to the yield on a Treasury bond of maturity comparable to the installment period, plus 1%. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A. Benefit plan participation and fringe benefits are not continued following termination under the ELG separation arrangement.

(2)

Amounts in this column reflect the estimated value of post-retirement (e.g., age 55 or later) life insurance benefits. Mr. David participates in a life insurance program established prior to the ELG program and closed to new participants in 1989. This program provides in-service term life insurance equal to seven times base salary and 15 annual post-retirement payments as required to maintain this life insurance on a permanent basis, grossed-up for federal and state income taxes. The amount shown for Mr. David equals the estimated present value of these 15 payments if retirement occurred at December 31, 2007. The annual payment would equal $307,640 for estimated insurance premiums and $165,652 for tax gross-up.

(3)	Pension benefits under the standard retirement benefit formula that exceed Internal Revenue Code limits for tax-qualified plans may be paid as a lump sum. Amounts in this column reflect the estimated lump sum payment of the nonqualified portion of the retirement benefit, assuming retirement or termination on December 31, 2007, payable as of such date or attainment of age 55, if later.

Termination/Change-in-Control (1)

Name	Salary Continuation or Severance		Benefits and Perquisites		Enhanced Pension Benefit (2)	Accelerated Option/SAR Vesting (3)	Accelerated Share/Unit Vesting (3)	Accelerated Dividend Equivalent Rights Vesting (4)	Section 280G Gross-up (5)	Total
G. David(6)	$4,750,000	(7)	$3,132,067	(8)	$0	$0	$18,217,000	$4,252,000	$0	$30,351,067
G. Hayes(9)	$2,631,200		$0		$0	$843,000	$2,243,000	$567,000	$2,923,964	$9,208,164
J. Geisler(9)	$2,631,200		$0		$0	$843,000	$2,243,000	$567,000	$3,069,173	$9,353,373
L. Chênevert(6)	$7,500,000		$325,000	(10)	$7,501,000	$0	$6,001,000	$1,127,000	$12,149,811	$34,603,811
A. Bousbib(6)	$4,950,000		$297,800	(10)	$2,192,000	$2,157,000	$4,501,000	$1,127,000	$7,948,298	$23,173,098
G. Darnis(6)	$3,855,000		$285,600	(10)	$7,290,000	$2,157,000	$4,501,000	$1,127,000	$9,381,507	$28,597,107

(1)	This table includes estimated amounts payable as a result of a termination following a change-in-control. Change-in-control benefits are provided in accordance with the Senior Executive Severance Plan (the “SESP”) effective July 1, 1981, as amended. Acquisition of 20% of UTC’s voting securities by a person or a group, or a change in the majority of the Board of Directors, constitutes a change-in-control. SESP benefits are provided in the event of a voluntary or involuntary termination of employment within two years following a change-in-control. Receipt of SESP benefits is subject to an on-going obligation to protect confidential company information. An executive may receive the greater of SESP or ELG separation benefits, but not both. SESP benefits are reduced by 1/36th for each month that termination occurs after age 62 and completely phased out at age 65. Estimated payments assume termination on December 31, 2007.

(2)	In addition to the pension benefit shown in the preceding table, the SESP provides supplemental pension credits. Messrs. Chênevert, Bousbib and Darnis are eligible to receive enhanced pension and savings plan benefits equal to the value calculated by adding three additional years of service credited under UTC’s retirement plans to the actual years of credited service. Present value calculations utilize the same assumptions discussed in footnote (5) to the Summary Compensation Table.

(3)	Reflects the increase in the present value of these awards resulting from acceleration of the vesting date and elimination of the risk of forfeiture calculated in accordance with Internal Revenue Code Section 280G.

(4)	In the event of a change-in-control, the present value of unvested performance-based dividend equivalents (“DEs”) is paid in a lump sum. The amount shown in this column equals the current dividend rate multiplied by the number of unvested DEs outstanding times the number of quarterly payments between the assumed change-in-control date (December 31, 2007 for purposes of this estimate) and the DE expiration date, discounted using 120% of the Applicable Federal Rate for December 2007. Messrs. David, Hayes, Geisler, Chênevert, Bousbib, and Darnis also have outstanding DEs that vested following the achievement of prior performance targets. These earned DEs would result in estimated lump sum payments of $11,584,000, $157,000, $349,000, $4,149,000, $3,536,000, and $1,780,000, respectively.

(5)	Compensation and benefits in excess of three times compensation may be subject to a non-deductible 20% excise tax under Internal Revenue Code 280G, with variable impact on SESP participants. To assure that the actual economic value of SESP benefits is equivalent for all participants, the program provides for a gross-up of this tax. Amounts in this column estimate the tax gross-up assuming a change-in-control date of December 31, 2007 at a stock price of $76.54 per share.

(6)	SESP benefits for these executive officers, who were covered by the SESP prior to December 2003 consist of the following: (i) a cash payment equal to three times base salary and bonus, utilizing the highest base salary and bonus within the preceding three years (reduced by 1/36th for each month that termination occurs after age 62); (ii) a supplemental retirement benefit determined as if the executive had participated in the UTC Employee Retirement Plan, the UTC Pension Preservation Plan and the UTC Employee Savings Plan for three additional years (reduced by 1/36th for each month that termination occurs after age 62); (iii) continued coverage under other employee benefit plans and fringe benefit programs for three years (reduced by 1/36th for each month that termination occurs after age 62); (iv) accelerated vesting of all outstanding long-term incentive awards; and (v) a tax gross-up payment to the extent any change-in-control benefits are subject to the excise tax under Internal Revenue Code Section 280G.

(7)	As of December 31, 2007, Mr. David has attained age 65 and is no longer eligible for SESP benefits. As a result, he would receive the ELG separation benefit in lieu of the SESP cash severance payment.

(8)	Reflects the estimated value of post-retirement life insurance benefits. Mr. David participates in a life insurance program established prior to the ELG program and closed to new participants in 1989, as described in footnote (2) to the preceding table.

(9)	SESP benefits for these executives, who became covered by the SESP after December 2003, consist of: (i) a cash payment equal to 2.99 times the most recent base salary and bonus (reduced by 1/36th for each month that termination occurs after age 62); (ii) accelerated vesting of outstanding long-term incentive awards; and (iii) a tax gross-up payment to the extent any change-in-control benefits are subject to the excise tax under Internal Revenue Code Section 280G.

(10)	Consists of three years of medical and life insurance coverage and ELG perquisite allowance.

Director Compensation.

Name	Fees earned or paid in cash ($) (1)	Stock Awards ($) (2)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Louis Chênevert	—	—		—	—	—	—	$0
George David	—	—		—	—	—	—	$0
John V. Faraci	$100,000	$180,913	(5)	—	—	—	$1,068	$281,981
Jean-Pierre Garnier	—	$230,000		—	—	—	$1,068	$231,068
Jamie S. Gorelick	—	$220,000		—	—	—	$12,440	$232,440
Charles R. Lee	$92,000	$138,000		—	—	—	$1,068	$231,068
Richard D. McCormick	—	$250,000		—	—	—	$25,573	$275,573
Harold McGraw III	—	$259,861	(5)	$35,885	—	—	$1,068	$296,814
Richard Myers	$100,000	$176,106	(5)	—	—	—	$1,068	$277,174
Frank P. Popoff	—	$260,000		—	—	—	$1,068	$261,068
H. Patrick Swygert	—	$250,000		—	—	—	$17,601	$267,601
André Villeneuve	—	$250,000		—	—	—	$12,898	$262,898
H. A. Wagner	—	$260,000		—	—	—	$1,068	$261,068
Christine T. Whitman	$88,000	$171,861	(5)	$35,885	—	—	$610	$296,356

(1)	Amounts in this column reflect amounts paid in cash in 2007.

(2)	Amounts in this column reflect the expense recognized by UTC for accounting purposes calculated in accordance with FASB Statement of Financial Accounting Standards No. 123 (revised 2004) with respect to retainer fees paid in deferred stock units in 2007, including any amounts deferred at the election of the director. The assumptions made in the valuation of these awards are set forth in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2007 Annual Report on Form 10-K (available at www.edocumentview.com/utx). All retainer amounts deferred result in deferred stock units equal in value to the NYSE closing price of UTC Common Stock on April 11, 2007. Deferred stock units are credited with dividend equivalents and are payable in cash following retirement. In addition to deferred stock units earned in the fiscal year, 2007 compensation expense attributable to the change in market value (including dividend equivalents) of previously earned deferred stock units and restricted share units (see footnote (5) below) was as follows: Mr. Faraci, $100,694; Dr. Garnier, $530,660; Ms. Gorelick, $251,632; Mr. Lee, $529,684; Mr. McCormick, $454,653; Mr. McGraw, $250,615; Gen. Myers, $70,829; Mr. Popoff, $612,451; Mr. Swygert, $371,602; Mr. Villeneuve, $471,132; Mr. Wagner, $576,030; and Gov. Whitman, $155,250.

(3)	Amounts in this column reflect the expense recognized by UTC for accounting purposes calculated in accordance with FAS 123R with respect to stock options granted before 2006 under a prior program. The assumptions made in the valuation of these awards are set forth in Note 10, Employee Benefit Plans, to the Consolidated Financial Statements in Exhibit 13 to UTC’s 2007 Annual Report on Form 10-K. In addition to the restricted stock, restricted stock unit and deferred stock unit awards described in footnotes (1), (3) and (4) to the Security Ownership table on pages 9 and 10 of this Proxy Statement, the following directors held the following numbers of outstanding stock options as of December 31, 2007: Dr. Garnier, 44,700; Ms. Gorelick, 54,320; Mr. Lee, 55,630; Mr. McCormick, 44,700; Mr. McGraw, 13,000; Mr. Popoff, 6,000; Mr. Swygert, 26,000; Mr. Villeneuve, 53,400; Mr. Wagner, 61,860; and Gov. Whitman, 13,000.

(4)	Amounts in this column include life insurance premium payments on Company-owned life insurance policies in the amounts of $11,829, $24,504, $16,533, and $11,829 for each of Directors Gorelick, McCormick, Swygert and Villeneuve, respectively, that are used to fund the directors’ charitable gift program. Persons who became directors after 2003 are not eligible to participate in this program. Because of their years of service as directors, the policies for Messrs. David, Garnier, Lee, Popoff, and Wagner are paid-up and no payments were made during the fiscal year.

(5)	Directors receive a one-time $100,000 restricted share unit award upon their election to the Board. This award vests ratably over five years and is distributed upon retirement, termination or death. Restricted share units receive dividend equivalents. These amounts include the dollar amount recognized for financial statement reporting purposes in 2007 (as determined in accordance with FAS 123R) with respect to this grant.

For 2007, non-employee directors were paid an annual retainer of $220,000 ($230,000 for committee chairs, $250,000 for Audit Committee members, $260,000 for the Audit Committee chair and the director designated to preside at executive sessions of the non-management directors), which they may elect to receive in one of the following forms: (a) 60% in deferred stock units issued under the Directors Deferred Stock Unit Plan and 40% in cash; or (b) 100% in deferred stock units. Each deferred stock unit has a value equal to one share of UTC Common Stock. Following termination of a director’s service, the value of the accumulated deferred stock units is paid in cash as a lump sum or in installments, at the election of the director. Each deferred stock unit balance is credited with additional deferred stock units in value equal to the dividend paid on the corresponding number of shares of UTC Common Stock. Non-employee directors also receive a fee of $5,000 for each special meeting they are required to attend in addition to the regularly scheduled Board and committee meetings. UTC maintains a charitable gift program for directors elected prior to 2003, funded by life insurance on the lives of the participating directors. Under this program, UTC will make charitable contributions totaling up to $1 million following the death of a director, allocated among up to four charities recommended by the director. Beneficiaries must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code. Donations are expected to be deductible by UTC from taxable income for federal and other income tax purposes. Directors derive no financial benefit from the program since all insurance proceeds and tax deductions accrue solely to UTC.

Report of the Audit Committee.

The Audit Committee reviews and makes recommendations to the Board of Directors concerning the reliability and integrity of UTC’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with UTC’s policies and procedures, Code of Ethics and applicable laws and regulations. The Committee annually nominates UTC’s Independent Auditors for appointment by the shareowners, and evaluates the independence, qualifications and performance of UTC’s internal and independent auditors. The Committee establishes procedures for and oversees receipt, retention, and treatment of complaints received by UTC regarding accounting, internal control or auditing matters; and the confidential, anonymous submission by UTC employees of concerns regarding questionable accounting or auditing matters.

The Committee has reviewed and discussed with management and UTC’s Independent Auditors UTC’s audited financial statements as of and for the year ended December 31, 2007, as well as the representations of management and the Independent Auditor’s opinion thereon regarding UTC’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. The Committee discussed with UTC’s internal and Independent Auditors the overall scope and plans for their respective audits. The Committee met with the internal and Independent Auditors, with and without management present, to discuss the results of their examinations, the evaluation of UTC’s internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of UTC’s financial reporting. The Committee has discussed with UTC’s Independent Auditors the matters required by Statement on Auditing Standards, No. 61 Communications with Audit Committees, as amended, and also the auditors’ independence from UTC and its management, including the written disclosures and letter from UTC’s Independent Auditors required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended.

UTC’s Independent Auditors represented to the Committee that UTC’s audited financial statements were prepared in accordance with generally accepted accounting principles in the United States of America.

Based on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in UTC’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The Committee nominates PricewaterhouseCoopers LLP for appointment by the shareowners as UTC’s Independent Auditors for 2008.

Audit Committee

Frank P. Popoff, Chairman	H. Patrick Swygert
John V. Faraci	André Villeneuve
Richard D. McCormick	H. A. Wagner
Richard B. Myers

PROPOSAL 2:	APPOINTMENT OF A FIRM OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS TO SERVE AS INDEPENDENT AUDITORS FOR 2008.

PricewaterhouseCoopers LLP served as UTC’s independent registered public accounting firm in 2007. The Audit Committee has nominated PricewaterhouseCoopers LLP to serve as Independent Auditors for UTC until the next Annual Meeting in 2009. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners. UTC paid the following fees to PricewaterhouseCoopers LLP for 2007 and 2006:

(In thousands)	2007	2006
Audit Fees	$28,493	$27,257
Audit-Related Fees	$4,441	$2,254
Tax Fees	$9,421	$9,341
All Other Fees	$41	$48

Total	$42,396	$38,900

Audit Fees in both years consisted of fees for the audit of UTC’s consolidated annual financial statements and its internal control over financial reporting, the review of interim financial statements in UTC’s financial statements filed on Form 10-Q and the performance of audits in accordance with statutory requirements.

Audit-Related Fees in both years consisted of fees for due diligence assistance related to mergers and acquisitions, employee benefit plan audits, advice regarding the application of generally accepted accounting principles to proposed transactions and special reports pursuant to agreed-upon procedures.

Tax Fees in 2007 consisted of approximately $4,367,000 for U.S. and non-U.S. tax compliance and related planning and assistance with tax refund claims, and approximately $5,054,000 for tax consulting and advisory services. In 2006, tax fees consisted of approximately $4,438,000 for U.S. and non-U.S. tax compliance and related planning and assistance with refund claims, and approximately $4,903,000 for tax consulting and advisory services.

All Other Fees represent fees in both years for accounting research software and other services.

The Audit Committee has adopted procedures requiring Committee review and approval in advance of all particular engagements for services provided by UTC’s Independent Auditors. Consistent with applicable laws, the procedures permit limited amounts of services, other than audit, review or attest services, to be approved by one or more members of the Committee pursuant to authority delegated by the Committee, provided the Committee is informed of each particular service. All of the engagements and fees for 2007 were approved by the Committee. The Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services to be provided are compatible with maintaining the auditors’ independence. The Board previously adopted the policy that fees paid to the Independent Auditors for non-audit services in any year shall not exceed the fees paid for audit and audit-related services during the year. Non-audit services are limited to fees for tax services, accounting assistance, audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL 3:    AMENDMENT OF THE 2005 LONG-TERM INCENTIVE PLAN.

The Board of Directors has adopted, and is submitting to shareowners for approval, an amendment to the United Technologies Corporation 2005 Long-Term Incentive Plan (the “Plan”).

Background

The Plan was approved by shareowners at the 2005 Annual Meeting. The Board believes that the Plan has served its purpose of enabling UTC to make equity and performance-based incentive awards that align executive compensation opportunities with shareowner value. The Board therefore wishes to continue the operation of the Plan by authorizing additional shares of UTC Common Stock for Plan awards and extending the term of the Plan. These amendments and several other amendments relating to the terms of awards made under the Plan are described below.

Since the adoption of the Plan, the number of shares subject to awards made under the Plan as a percentage of the number of fully diluted shares outstanding has averaged approximately 1% per year. If the proposed increase in shares available for delivery under the Plan is approved by shareowners, UTC expects that the annual dilution attributable to awards under the Plan will not differ materially from past practice.

For a discussion of the uses of awards under the Plan as components of UTC’s executive compensation practices, please refer to the Compensation Discussion and Analysis above.

Description of the Amendment

The following is a description of the changes to the Plan that would be effected by the proposed amendment being submitted to shareowners for approval (the “Amendment”):

•

Increase in the number of shares available for delivery under the Plan. As originally approved by shareowners, the Plan authorizes (after giving effect to a two-for-one stock split effective June 10, 2005) the delivery of up to 38,000,000 shares of Common Stock pursuant to awards. The Amendment authorizes the delivery of up to an additional 33,000,000 shares. As of December 31, 2007, an aggregate of 19,178,000 of the original 38,000,000 shares were delivered or reserved for delivery pursuant to awards under the Plan, leaving 18,822,000 shares available for use in connection with future awards. As of February 1, 2008, 12,151,000 shares of Common Stock remained available for Plan awards. These unused shares of Common Stock will remain available for awards under the Plan whether or not the Amendment is approved by shareowners. As of February 1, 2008 the closing market price of the Common Stock was $74.12.

Under the terms of the Amendment, awards consisting of shares of Common Stock or units equal in value to a share of Common Stock (e.g., restricted stock, restricted stock units, performance share units) (a “Full Share Award”) will result in a reduction in the number of shares of Common Stock available for delivery under the Plan in an amount equal to 3.1 times the number of shares to which the award corresponds. Stock options and stock appreciation rights do not constitute Full Share Awards and will result in a reduction in the number of shares of Common Stock available for delivery under the Plan on a one-for-one basis. Neither dividends nor dividend equivalent payments are made with respect to stock option or stock appreciation rights. Shares surrendered to pay taxes count against the share reserve. If an award is subsequently forfeited or terminates, the shares of Common Stock to which the award corresponds will be reinstated as shares available for delivery pursuant to future awards under the Plan.

•

Extension of the Term of the Plan. As originally approved by shareowners, the Plan has a termination date of April 30, 2010. Upon approval of the Amendment, the term of the Plan will be extended until April 30, 2014. If the Amendment is not so approved by shareowners, the Plan will remain in full force and effect through the original termination date without giving effect to the Amendment.

•

Increased Clawback Protection. The Plan currently provides in Section 13(e) for the forfeiture of awards and the repayment of gains realized under specified circumstances. Among these “clawback” provisions is the forfeiture by a Plan participant of all awards then held by the participant, and the repayment of all income and gains realized with respect to any awards within 12 months prior to the termination of the participant’s employment, if the Plan participant, at any time during the 12 months following termination of employment (i) solicits for employment or otherwise attempts to retain the professional services of any individual employed or engaged by UTC within a three-month period prior to the solicitation; or (ii) publicly disparages UTC or any of its officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests of UTC or such individuals. The Amendment extends to 24 months both the post-employment restriction period and the period prior to termination of employment over which income and gains realized are subject to repayment.

The Amendment also expands the clawback to provide that if within 12 months following any termination of a Plan participant’s employment, the participant becomes employed by, or otherwise renders services to, any person or business entity that engages in activities that compete with the UTC business unit that employed the participant, the participant will forfeit all awards then held and will be required to repay all income and gains from awards under the Plan realized within the 12 months prior to the termination of the participant’s employment. The Committee believes that these increased restrictions will deter participants from engaging in competitive activities, thereby providing valuable protection to UTC that is reasonable in relationship to the potential value to participants of awards to which they apply.

•

Compliance with Section 409A. Section 409A of the Internal Revenue Code imposes new rules on the tax treatment of deferred compensation. Plan awards generally do not constitute deferred compensation subject to Section 409A. However, Section 409A has broad applicability, therefore requiring compliant provisions in the event any amounts realized under the Plan may be deemed to constitute deferred compensation. The Amendment imposes certain election and distribution requirements and certain other procedures applicable to any awards or gains subject to Section 409A.

•

Additional Restrictions Relating to Stock Option and SAR Awards. The Amendment adds language to Section 12 of the Plan that clarifies the Plan’s prohibition on the re-pricing of stock options and stock appreciation rights. The Plan currently prohibits the reduction of the exercise price of an outstanding award below the closing price of Common Stock on the date of grant, except for adjustments necessary to preserve the value of the award in the event of a stock split or similar change in the number of shares of Common Stock outstanding resulting from a corporate transaction. The Amendment also provides that, without first obtaining shareowner approval, in no event, including in connection with a corporate transaction, may a cash payment be made in exchange for a stock option or stock appreciation right if the holder would receive an amount greater than the holder would have received had the award been exercised at the exercise price then in effect.

•

Minimum Vesting Periods. The Plan currently provides that no more than 10% of awards may be subject to a vesting period of less than three years. The Amendment modifies this requirement by limiting awards subject to a time-based vesting period of less than three years to no more than 5% of awards granted.

Description of the Material Terms of the Plan

A complete copy of the Plan, as amended, is set forth in Appendix B and incorporated by reference. The following is a summary of the material terms of the Plan in addition to those provisions described above, which are the subject of the Amendment.

Purpose of the Plan. The purpose of the Plan is to align shareowner and management interests through stock and performance-based awards linked to shareowner value and to give UTC a competitive advantage in attracting and retaining key employees and directors.

Administration of the Plan. The Plan is administered by the Board’s Committee on Compensation and Executive Development which is composed exclusively of non-employee directors determined to be independent in accordance with NYSE listing standards. The Committee has full authority to administer the Plan, including, without limitation, the authority to determine who will receive awards, to determine the terms and conditions of awards, to interpret awards and Plan provisions, and to amend outstanding awards subject to such limitations as are imposed by the Plan, including in the event of a change-in-control. The Committee may delegate authority to grant, interpret and administer awards to officers of UTC, provided that it may not delegate authority with respect to awards granted to executives who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

The Committee has delegated to the Board of Director’s Committee on Nominations and Governance the authority to grant, interpret and administer awards under the Plan to UTC’s non-employee directors.

Eligibility and Participation. Directors, officers and employees of UTC, its subsidiaries and affiliates are eligible to participate in the Plan, as determined by the Committee or its delegate.

Individual Award Limits. No individual participant may be granted awards covering in excess of 1,000,000 stock options and stock appreciation rights or in excess of 500,000 restricted shares, restricted share units and other full share awards in any one calendar year.

Types of Awards that Can be Awarded Under the Plan. The Plan allows for the grant of the following types of awards.

Stock Options and Stock Appreciation Rights. A stock option entitles the holder to purchase a specified number of shares of Common Stock at a specified exercise price. Stock options, at the discretion of the Committee, may be non-qualified stock options or stock options that are intended to comply with the requirements of Section 422 of the Internal Revenue Code. A stock appreciation right entitles the holder to receive shares of Common Stock or cash equal in value to the difference between the fair market value of Common Stock on the exercise date and the exercise price of the stock appreciation right. The terms of stock options and stock appreciation rights may not exceed ten years and the exercise price may not be less than the fair market value of the Common Stock on the date of the grant. The vesting and exercisability of stock options and stock appreciation rights awards can be made subject to such terms and conditions as the Committee shall determine.

Restricted Stock, Restricted Stock Units and Performance Share Units. A restricted stock award is an award of shares of Common Stock subject to a restriction on transferability. The restriction on transferability will lapse following a stated period of time, upon attainment of specified performance targets or a combination thereof. A recipient of a restricted stock award will have all of the rights of a holder of Common Stock with respect to the underlying shares, including the right to vote the shares and receive dividends, but will not have the right to sell, assign, transfer, pledge or otherwise encumber the shares until the transferability restrictions lapse. A restricted stock unit is equal in value to one share of Common Stock and will vest following a specified period of continuous employment. A performance share unit has a value that corresponds to a share of Common Stock and is subject to vesting on the basis of the achievement of specified performance targets. Upon vesting, a performance share unit may be settled in either shares of Common Stock or cash, as determined by the Committee and specified in the award agreement. The Committee intends to continue its practice of granting at least 50% of the value of regular cycle long-term incentive awards to the most senior executives in the form of performance share units with vesting subject to three-year performance targets. The holders of restricted stock units and performance share units are not entitled to the rights of a holder of Common Stock.

Other Stock-Based Awards. The Plan also authorizes other types of awards valued by reference to Common Stock, including unrestricted stock awards and dividend equivalents as approved in the discretion of the Committee.

Adjustment Events. The number of shares reserved for delivery under the Plan and the terms of awards granted under the Plan are subject to adjustment in the following circumstances.

Stock Splits and Similar Events. In the event of a stock split, reverse stock split, share combination, recapitalization, sale of assets, stock dividend, extraordinary dividend or similar event affecting the value of the Common Stock or the number of shares outstanding, the total number of shares authorized for delivery under the Plan, the limitations on the various types of awards permitted by the Plan, the number of shares subject to outstanding awards, and the exercise price of outstanding stock options and stock appreciation rights will be adjusted as necessary and appropriate to reflect the change in the number or value of outstanding shares and to preserve the value of outstanding awards.

Corporate Transactions. In the event of a merger, consolidation, spin-off, reorganization, stock rights offering, liquidation, or other material event affecting the capital structure of UTC, the Committee in its discretion may make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kinds of shares reserved for delivery under the Plan, (ii) the limitations on the various types of awards permitted by the Plan,

(iii) the number and kind of shares subject to outstanding awards, and (iv) the exercise price of outstanding stock options and stock appreciation rights. Such adjustments may include, without limitation, the cancellation of outstanding awards in exchange for payments of cash, property, or a combination thereof having an aggregate value equal to the cancelled awards as determined by the Committee to be necessary or appropriate to protect the value of participants’ interests in their awards.

Change-in-Control. In the event of a “Change-in-Control” (as defined by the Plan), the Committee may, in its discretion, take any or all of the following actions: (i) provide that all outstanding stock options and stock appreciation rights will immediately vest and become exercisable, (ii) immediately lapse any restrictions applicable to any restricted stock or restricted stock unit award, (iii) provide that performance-based vesting targets applicable to performance share units and other awards will be deemed satisfied and that the awards will be considered to be earned and payable in full, and (iv) make such other adjustment, substitutions or settlements with respect to outstanding awards as the Committee deems appropriate to protect participants’ interests in the awards. In addition, if within 24 months following a change-in-control an award recipient is involuntarily terminated, resigns following a material and adverse change in compensation, responsibilities, functions or reporting relationship or resigns rather than relocate more than 50 miles from his or her job location, then, without further action by the Committee, such recipient will become vested in all outstanding awards as of the date of termination. Stock appreciation rights and stock options so vested may be exercised until the earlier of the third anniversary of the date of termination or the expiration of the term of the award.

Qualified Performance-Based Awards

The Plan provides that compensation from stock options, stock appreciation rights, performance share units and other performance-based awards will generally be structured to be exempt from the limitation on deductible compensation imposed by Section 162(m) of the Internal Revenue Code. The Committee will administer the Plan and the Plan will be interpreted consistent with the purpose of maintaining the exemption from the Section 162(m) deduction limitation, except that qualified performance targets will be waived in the event of death and may be waived in the event of a change of control. The Committee is responsible for certifying to the measurement of applicable performance targets. The Plan provides that performance-based compensation awards intended to be exempt from the Section 162(m) deduction limitation will be subject to vesting on the basis of one or more of the following performance targets: (i) diluted earnings per share; (ii) total shareowner return; (iii) working capital and gross inventory turnover; or (iv) revenue growth.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the material U.S. Federal income tax rules that are generally relevant to Plan awards. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

Upon the exercise of a stock appreciation right, an award recipient will be subject to ordinary income tax, and wage and employment tax withholding equal to the excess of the fair market value of Common Stock on the exercise date over the fair market value of Common Stock on the date of grant. UTC will generally be entitled to a corresponding deduction equal to the amount of ordinary income that the recipient recognizes. Upon the sale of Common Stock acquired upon exercise of a stock appreciation right, the recipient will recognize long or short-term capital gain or loss, depending on whether the recipient held the stock for more than one year from the date of exercise. Upon the exercise of a non-qualified option, the excess of the fair market value of the shares acquired on the exercise of the option over the exercise price paid (the “spread”) will constitute compensation taxable to the recipient as ordinary income. UTC will generally be entitled to a corresponding deduction equal to the amount of ordinary income recognized by the recipient. With respect to incentive stock options (“ISOs”), a recipient who holds shares acquired upon exercise will not recognize taxable income. If the recipient holds the shares for at least one year, the recipient will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. UTC will not receive a tax deduction with respect to the exercise of an ISO if the one year ISO holding period is satisfied. Award recipients do not recognize any taxable income and UTC is not entitled to a deduction upon the grant of a stock appreciation right, a non-qualified option or an ISO.

The recipient of a performance share unit, restricted stock, restricted stock unit, or other stock-based or performance-based award will not recognize taxable income at the time of grant as long as the award is subject to a substantial risk of forfeiture as a result of performance-based vesting targets, continued service requirements or other conditions that must be satisfied before payment or delivery of shares can occur. The recipient will generally recognize ordinary income and be subject to wage and employment tax withholding when the substantial risk of forfeiture expires or is removed unless the cash to be paid or shares to be delivered are deferred until a date subsequent to the vesting date. UTC will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes.

Foreign Employees and Foreign Law Considerations

The Committee may grant awards to individuals who are foreign nationals and are located outside of the United States. With respect to such individuals, the Committee is authorized to amend the Plan, establish sub-plans or provide provisions to applicable award agreements for the purpose of complying with legal or regulatory provisions of countries outside the United States.

Amendment of the Plan

The Board of Directors may amend, alter or discontinue the Plan at any time, subject to the following qualifications: (i) no such amendment, alteration or discontinuance may materially impair the rights of a participant with respect to a previously-granted award without the participant’s consent, unless the amendment is required to comply with applicable law, stock exchange rules or accounting rules; and (ii) no amendment may be made without the approval of UTC’s shareowners if such approval is required by applicable law or NYSE listing standards. Under NYSE listing standards, the number of shares of Common Stock available for delivery under the Plan (other than to reflect a reorganization, stock split, merger spinoff or similar transaction) may not be increased without the approval of shareowners.

New Plan Benefits

All awards to be made under the Plan, as it is proposed to be amended, are subject to the discretion of the Committee or its delegate, and accordingly are not determinable.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE 2005 LONG-TERM INCENTIVE PLAN.

Equity Compensation Plan Information.

The following table provides information as of December 31, 2007 concerning Common Stock issuable under equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(#)		(b) Weighted-average exercise price of outstanding options, warrants and rights($)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(#)
Equity compensation plans approved by security holders	62,932,000	(1)	$44.57		18,822,000	(2)
Equity compensation plans not approved by security holders	10,709,000	(3)	$38.75		0
Total	73,641,000	(4)	$43.72	(5)	18,822,000	(6)

(1)	Consists of options awarded under the 1989 Long-Term Incentive Plan (the “1989 LTIP”), the 2005 Long-Term Incentive Plan (the “2005 LTIP”) and the Nonemployee Director Stock Option Plan (the “Nonemployee Director Plan”). Options issued under the 1989 LTIP include options that resulted from the conversion of awards granted under equity compensation plans of Sundstrand Corp. at the time it was merged into Hamilton Sundstrand Corp. The 62,932,000 shares include 295,000 restricted shares and 2,157,000 performance share units at the target level. Up to an additional 2,157,000 performance share units could be converted into shares if performance goals are achieved above target.

(2)	Represents the maximum number of shares of Common Stock available to be awarded as of December 31, 2007.

(3)	Consists of options awarded under the Employee Stock Option Plan. Effective April 14, 2005, all equity compensation awards are now provided under the shareowner approved 2005 LTIP.

(4)	As of February 1, 2008, the number of shares outstanding under the Company’s stock plans increased to 79,877,000 reflecting January 2008 grants under the 2005 LTIP as well as exercises and cancellations since December 31, 2007. The 79,877,000 shares outstanding include 76,434,000 options and stock appreciation rights, 375,000 restricted shares and 3,068,000 performance share units at the target level. Up to an additional 3,068,000 performance share units could be paid if performance goals are achieved above target.

(5)	Weighted-average calculation does not include restricted shares and performance share units because they have no exercise price. As of February 1, 2008, the weighted average exercise price is $46.02 and the weighted average remaining term is 5.6 years for outstanding options and stock appreciation rights.

(6)	As of February 1, 2008, 12,151,000 shares of Common Stock remain available to be awarded, following January 2008 grants.

SHAREOWNER PROPOSALS.

Share holdings of each shareowner proponent and, where applicable, names and addresses of additional proponents of the proposal will be supplied upon request.

Proposal 4:    Shareowner Proposal Concerning Principles for Health Care Reform.

A representative of the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006 has advised that the Fund intends to introduce the following proposal at the Annual Meeting:

RESOLVED: Shareholders of United Technologies Corporation (the “Company”) urge the Board of Directors to adopt principles for health care reform based upon principles reported by the Institute of Medicine:

1.	Health care coverage should be universal.
2.	Health care coverage should be continuous.
3.	Health care coverage should be affordable to individuals and families.
4.	The health insurance strategy should be affordable and sustainable for society.
5.	Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable.

Supporting Statement

The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued five principles for reforming health insurance coverage in a report, Insuring America’s Health: Principles and Recommendations (2004). We believe principles for health care reform, such as those set forth by the Institute of Medicine, are essential if public confidence in our Company’s commitment to health care coverage is to be maintained.

Access to affordable, comprehensive health care insurance is the most significant social policy issue in America according to polls by NBC News/The Wall Street Journal, the Kaiser Foundation and The New York Times/CBS News. In our opinion, health care reform also is a central issue in the presidential campaign of 2008.

Many national organizations have made health care reform a priority. In 2007, representing “a stark departure from past practice,” the American Cancer Society redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage” in the United States (The New York Times, 8/31/07).

John Castellani, president of the Business Roundtable (representing 160 of the country’s largest companies), has stated that 52 percent of the Business Roundtable’s members say health costs represent their biggest economic challenge. “The cost of health care has put a tremendous weight on the U.S. economy,” according to Castellani, “The current situation is not sustainable in a global, competitive workplace.” (Business Week, July 3, 2007.)

The National Coalition on Health Care (whose members include some of the largest publicly-held companies, institutional investors and labor unions), also has created principles for health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

We believe that the 47 million Americans without health insurance results in higher costs, causing an adverse effect on shareholder value for our Company, as well as all other U.S. companies which provide health insurance to their employees. Annual surcharges as high as $1,160 for the uninsured are added to the total cost of each employee’s health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Moreover, we feel that increasing health care costs further reduces shareholder value when it leads companies to shift costs to employees, thereby reducing employee productivity, health and morale.

The Board of Directors’ Statement in Opposition

UTC acknowledges the importance of health care issues worldwide. However, the Company and the Board believe that health care reform is more appropriately a matter for legislative action with resulting reforms applicable to employers in general. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

Domestically, UTC provides a comprehensive benefits package offering employees health care choices. The Company works with insurers and health care providers to offer employees quality care at reasonable costs. The Company also supports wellness initiatives throughout its facilities ranging from on-site fitness centers to weight control and smoking cessation programs.

Proposal 5:    Shareowner Proposal Concerning Global Set of Corporate Standards.

The Domestic and Foreign Missionary Society of the Episcopal Church, 815 Second Avenue, New York, NY 10017 has advised that they intend to introduce the following proposal at the Annual Meeting:

Whereas, United Technologies, as a global corporation, faces increasingly complex problems as the international social and cultural context within which United Technologies operates changes.

Companies are faced with ethical and legal challenges arising from diverse cultures and political and economic contexts. Today, management must address issues that include human rights, workers’ right to organize and bargain collectively, non-discrimination in the workplace, protection of the environment and sustainable community development. United Technologies itself does business in over 180 countries with human rights challenges including China, Colombia and Israel and the occupied Palestinian territories, for example.

We believe global companies must implement comprehensive codes of conduct, such as those found in “Principles for Global Corporate Responsibility: Bench Marks for Measuring Business Performance,” developed by an international group of religious investors. (April, 2003, www.bench-marks.org) Companies must formulate policies to reduce risk to reputation in the global marketplace.

In August 2003, the United Nations Sub-Commission on the Promotion and Protection of Human Rights took historic action by adopting “Norms on the Responsibilities of Transnational Corporations and Other Business Enterprises with Regard to Human Rights.” (www1.umn.edu/humanrts/links/NormsApril2003.html)

We believe significant commercial advantages may accrue to our company by adopting a comprehensive human rights policy based on the UN Human Rights Norms serving to enhance corporate reputation, improve employee recruitment and retention, improve community and stakeholder relations and reduce risk of adverse publicity, consumer boycotts, divestment campaigns and lawsuits.

RESOLVED, the shareholders request the Board of Directors to review and amend, where applicable, United Technologies’ Code of Ethics to include human rights as a guide for its international and U.S. operations. We request a summary of this review by October 2008 and suggest it be posted on the company’s website.

Supporting Statement

United Technologies current policy, the Code of Ethics, contains no references to existing international human rights codes, and does not address the broad range of human rights issues except for a corporate policy of nondiscrimination, and aspirational goals to maintain the health and safety of employees. We believe that our company’s policies should reflect a more comprehensive understanding of human rights.

Therefore, we recommend the review include policies designed to protect human rights—civil, political, social, environmental, cultural and economic—based on internationally recognized human rights standards. We particularly urge attention to harassment or discrimination against women and other forms of violence in the workplace as well as the rights of minorities. We believe the review also should take note of the International Labor Organizations’ Core Labor Standards, Universal Declaration of Human Rights, the Fourth Geneva Convention, the International Covenant on Civil and Political Rights, the International Covenant on Economic, Cultural and Social Rights, and United Nations resolutions and reports of UN special rapporteurs on countries where United Technologies does business.

This review and report will assure shareholders that our company’s policies and practices reflect or conform to human rights conventions and guidelines and international law. We ask that you support this resolution.

The Board of Directors’ Statement in Opposition

UTC is firmly and thoroughly committed to fair and equal treatment of all participants within its constituencies. However, the Company and the Board believe human rights advocacy in societies generally is the province of legislative bodies and non-governmental organizations. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

UTC requires standards of corporate and individual employee behavior through its Code of Ethics, first adopted in 1990 and updated in 2006. The Code’s preamble states, “Successful businesses improve the human condition. We maintain the highest ethical, environmental and safety standards everywhere, and we encourage and celebrate our employees’ active roles in their communities.” This Code and extensive implementing information is available on UTC’s website at http://www.utc.com/responsibility/ethics/code_of_ethics/htm.

The Code confirms respect for human rights through the affirmation of principles directly relevant to UTC’s global operations. It affirms UTC’s commitment to treat employees and stakeholders fairly, with dignity and respect and without distinction as to race, color, gender, language, religion, or national or social origin. UTC is committed to protecting legitimate privacy interests and providing safe and secure working conditions and competitive employee compensation and benefits. UTC encourages employee participation in the political and cultural life of the community.

UTC publishes annually its Corporate Responsibility Report (available at www.utc.com), which highlights performance against internal and external Key Performance Indicators such as governance, employee health and safety, employee education, and environmental and sustainability metrics. UTC believes its record is excellent, with regular inclusion as one of the 100 Most Sustainable Corporations in the World (World Economic Forum in Davos) and being named the Most Admired aerospace and defense company in the U.S. by Fortune magazine for the seventh consecutive year.

Proposal 6:    Shareowner Proposal Concerning Pay For Superior Performance.

Rocco Calo, Secretary-Treasurer/Principal Officer, Teamsters Union Local No. 1150, Sikorsky Aircraft Helicopter Internationally, 150 Garfield Avenue, Stratford, CT 06615, has advised that he intends to introduce the following proposal at the Annual Meeting:

Resolved: That the shareholders of United Technologies Corporation (“Company”) request that the Board of Director’s Executive Compensation Committee adopt a Pay for Superior Performance principle by establishing an executive compensation plan for senior executives (“Plan”) that does the following:

•	Sets compensation targets for the Plan’s annual and long-term incentive pay components at or below the peer group median;

•	Delivers a majority of the Plan’s target long-term compensation through performance-vested, not simply time-vested, equity awards;

•

Provides the strategic rationale and relative weightings of the financial and non-financial performance metrics or criteria used in the annual and performance-vested long-term incentive components of the Plan;

•	Establishes performance targets for each Plan financial metric relative to the performance of the Company’s peer companies; and

•

Limits payment under the annual and performance-vested long-term incentive components of the Plan to when the Company’s performance on its selected financial performance metrics exceeds peer group median performance.

Supporting Statement:

I feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. The pay-for-performance concept has received considerable attention, yet all too often executive pay plans provide generous compensation for average or below average performance when measured against peer performance. I believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

A strong pay and performance nexus will be established when reasonable incentive compensation target pay levels are established; demanding performance goals related to strategically selected financial performance metrics are set in comparison to peer company performance; and incentive payments are awarded only when median peer performance is exceeded.

I believe the Company’s Plan fails to promote the Pay for Superior Performance principle in several important ways. The Company’s executive compensation plan reveals the following features that do not promote the Pay for Superior Performance principle:

•	Long-term incentive compensation is targeted above the peer group median.
•	The target performance levels for the annual incentive plan metrics are not peer group related.
•	The annual incentive plan and the performance share units provide for below target payout.
•	Stock appreciation rights have three year cliff-vesting.

I believe a plan designed to reward superior corporate performance relative to peer companies will focus senior executives on building sustainable long-term corporate value.

The Board of Directors’ Statement in Opposition

The Board agrees with the premise of this proposal that “it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value.” However, the Board believes that UTC’s executive compensation system already meets this premise entirely and that changes to a proven program would be adverse to the Company and its shareowners. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

UTC believes total shareowner return (“TSR”) is the best measure of “long-term corporate value.” UTC has consistently had exemplary performance on this metric:

	15 years	10 years	5 years
UTC	1,573%	388%	168%
Dow Jones Industrials	455%	105%	78%
S&P 500	346%	78%	83%

UTC’s incremental shareowner value over these three periods relative to the S&P 500 Index has been $57 billion, $47.5 billion, and $24.6 billion, respectively.

Beyond the demonstrated shareowner value, the Board believes the Company’s executive compensation program is already responsive to the points in this proposal. Base salaries and annual bonuses are targeted at the median of UTC’s Compensation Peer Group, subject to individual adjustments. Although the target value of long-term incentive awards for the most senior executives exceeds the median, actual realized values are linked directly to shareowner value generation.

Performance metrics are summarized here and more fully described in the Compensation Discussion and Analysis section of this Proxy Statement:

Award	Performance Period	Performance Metric
Annual Bonus	1 year	10% earnings growth and free cash flow equaling net income

Performance Share Units	3 years	10% earnings growth and total shareowner return relative to the S&P 500 Index

Stock Appreciation Rights	3-year vesting; 10-year term	Stock price appreciation

The Board believes the S&P 500 Index is the appropriate relative performance index because it is well recognized and broad and because the Company competes for shareowner funds in this market generally.

In sum, UTC notes that its shareowner value creation under the current compensation program has consistently and significantly exceeded both peer companies and market indices. The Board believes the modifications proposed are more likely to detract from than enhance shareowner value.

Proposal 7:    Shareowner Proposal Concerning Offsets for Foreign Military Sales.

The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, NJ 07961 and other proponents have advised that they intend to introduce the following proposal at the Annual Meeting:

Whereas in FY2006, United Technologies ranked 8th largest Department of Defense contractor with $4.6 billion in contracts. (Government Executive, 8-15-07)

RESOLVED: Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report, at reasonable cost and omitting proprietary and classified information, of United Technologies’ significant promises (including technology transfers), made to foreign governments or firms in connection with foreign military sales, intended to offset U.S. dollar cost of weapons purchased by foreign nations.

Supporting Statement

Offsets are agreements by U.S. weapons manufacturers and the U.S. government to direct some benefits—usually jobs or technology—back to the purchasing country as a condition of sale. The value of offsets sometimes exceeds the weapons’ cost. Direct offsets transfer purchasing dollars and/or work and military technology, often through licensing or joint production, to the recipient country to produce a U.S. weapons system, components or subcomponents. Indirect offsets may involve investments in the purchasing country, counter-trade agreements to market foreign goods or transfers of commercial technology.

U.S. taxpayers finance offsets by paying for research and development of weapons and providing grants, loans and loan guarantees for sales. Offsets also lead to loss of well-paying U.S. jobs.

Between 1993 and 2005 U.S. companies reported entering into 538 offset agreements with 41 countries. Export sales totaled $79.5 billion. Related offset agreements were valued at $56.6 billion or 71.2% of export contract value. Aerospace defense systems sales (aircraft, engines and missiles) were valued at $66.8 billion and 84% of total export contracts. In 2005, offset transactions were valued at $4.7 billion, with defense 38.2% of the total. For every dollar a U.S. company received from an arms sale associated with offsets, it returned, on average, 54.5 cents worth of offset obligations to the purchasing country. (“Offsets in Defense Trade, January 2007,” Commerce Department)

The faith-based proponents submit this resolution because arms exports do not create jobs. That 2007 Commerce Department study also states subcontracting, purchasing, co-production and licensing offset transactions are most likely to shift production and sales from U.S. suppliers to overseas firms. Other categories e.g. technology transfer, training, overseas investment and marketing can shift sales from U.S. suppliers but it is more difficult to calculate the impact.

Our arms industry closely guards information on offsets, claiming “proprietary privilege.” However, purchasing countries often disclose that information for political purposes, e.g., to convince citizens of tangible benefits from spending millions or billions on arms.

The proponents believe that insofar as U.S. weapons manufacturers engage in foreign policy by negotiating private offset agreements with foreign governments and export domestic jobs while claiming that foreign military sales create jobs, they forfeit proprietary claims to this information.

Sound public policy demands transparency and public debate on these matters. Weapons proliferation and export of jobs and technology through offsets raise profound moral and ethical, as well as fiscal, questions for shareholders to address.

We urge support for our reasonable disclosure request.

The Board of Directors’ Statement in Opposition

UTC’s sales internationally of technology-intensive products and associated offset requirements are extensively regulated by the U.S. Government under its export control legislation.(1)

A January 2007 Department of Commerce report to Congress confirms that more than 90 percent of defense export transactions require some form of offset commitment.(2) The report also concludes that during the period 2001-2004, defense export sales had a net positive impact on employment in the U.S. including the impact of direct offsets on U.S. aerospace manufacturing jobs.

Because UTC’s sales internationally of technology-intensive products and associated offsets are extensively regulated and UTC believes disclosure could increase future offset requirements, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

(1)	Arms Export Control Act, 22 U.S.C. 2751-56.
(2)	U.S. Department of Commerce, Bureau of Industry & Security, “Offsets in Defense Trade – Eleventh Study”, January 2007.

ADDITIONAL MEETING INFORMATION.

How many shares can vote? As of the record date, 980,176,716 shares of UTC Common Stock were issued and outstanding. Each share of UTC Common Stock outstanding on the record date is entitled to one vote. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the outstanding shares.

How many votes are needed for the election of directors at the meeting? Under Section 2.2 of UTC’s Bylaws, each director is elected by a majority of votes cast with respect to that director, provided that if the number of nominees exceeds the number of directors to be elected, the nominees receiving the greatest number of votes shall be elected as directors. Because Delaware law provides that an incumbent director continues in office until his or her successor has been elected and qualified (or until the director’s earlier removal or resignation) notwithstanding that a majority of the votes cast were not voted for his or her re-election, UTC has adopted a Corporate Governance Guideline requiring that any nominee who is an incumbent director and who receives in an uncontested election fewer votes “for” than “withheld” from his or her election must promptly tender his or her resignation to the Chairman of the Committee on Nominations and Governance. The Committee on Nominations and Governance shall then consider the matter and, taking into consideration all factors it deems relevant, shall recommend to the Board whether the resignation should be accepted and, if the Board accepts the resignation, whether the vacancy so created should be filled or the size of the Board should be reduced. The Board will act on the Committee’s recommendation within 90 days after the certification of the election results. The Board’s decision will be disclosed in an 8-K Report filed with the SEC. The Corporate Governance Guidelines are available on UTC’s website at http://investors.utc.com/downloads/principles.pdf.

How many votes are needed for the adoption of other matters at the meeting? Matters other than the election of directors and the proposed amendment of the LTIP will be approved if they receive the affirmative vote of a majority of the votes constituting the quorum. In accordance with the NYSE listing requirements, the Amendment to the LTIP will be approved if it receives votes in favor representing a majority of the votes cast on the matter (provided the total votes cast on the matter represent over 50% of the shares outstanding). If a shareowner abstains from voting on any of these other matters, his or her shares will be treated as present for purposes of determining the existence of a quorum but will not be counted as a vote for or against the matter. Shares that are the subject of broker non-votes (as described in response to the question “How will the proxy holders vote my shares?” above) will also be treated as present for purposes of determining the quorum, but will not be counted as a vote for or against the matter.

Is cumulative voting for directors permitted? Yes. When voting for the election of directors, each owner of UTC Common Stock is entitled to a number of votes equal to the number of shares of UTC Common Stock owned multiplied by the number of directors to be elected. This number of votes may be cast for a single nominee or distributed as votes for any two or more nominees, in the discretion of the shareowner. Cumulative voting rights can be exercised only by submission of a written proxy card or voting instructions by mail. If no instruction is given the votes cast will be distributed by the proxy holders equally among the Board’s nominees.

Who will count the vote? Will votes be confidential? Representatives of Computershare will receive and tabulate proxies, act as independent Inspectors of Election, supervise the voting and decide the validity of proxies. Computershare has been instructed that the vote of each shareowner must be kept confidential and must not be disclosed (except in the event of legal proceedings or, in the event of a contested proxy solicitation, to permit the solicitation of the votes of undecided shareowners).

Can a proxy be revoked? Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary identifying the proxy being revoked; by following the prompts provided through the telephone and Internet voting facilities for revoking a proxy previously submitted by telephone or via the Internet; by submitting a new proxy card with a later date; or by voting in person at the meeting.

How will the proxy holders vote on any other business conducted at the meeting? Although we do not know of any business to be conducted at the meeting other than the matters described in this Proxy Statement, duly signed proxy cards and voting instructions submitted by telephone or via the Internet authorize the voting of your shares (other than shares held in the UTC Employee Savings Plan) by the proxy holders in accordance with their judgment on any other matters that may arise.

When are shareowner proposals for the 2009 Annual Meeting due? A shareowner who wishes to have a proposal included in UTC’s Proxy Statement for the 2009 Annual Meeting must submit the proposal in writing to the Corporate Secretary for receipt by October 24, 2008, in order to be considered for inclusion. Under UTC’s Bylaws, a shareowner who wishes to introduce a proposal to be voted on at UTC’s 2009 Annual Meeting that is not included in the Proxy Statement for the meeting must send advance written notice to the Corporate Secretary for receipt no earlier than December 10, 2008 and no later than January 9, 2009 and comply with the procedures set forth in Section 1.10 of UTC’s Bylaws.

How are proxies solicited and how much is this solicitation expected to cost? In addition to the distribution of this Proxy Statement, proxies may be solicited on behalf of the Board of Directors by employees of UTC by mail, email, in person and by telephone. These employees will not receive any additional compensation for these activities. UTC will bear the cost of soliciting proxies and reimburse brokers and other nominees for reasonable out-of-pocket expenses for forwarding proxy materials to beneficial shareowners. Georgeson Inc. has been retained by UTC to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $16,000, plus out-of-pocket expenses.

How can shareowners obtain electronic access to the proxy materials, instead of receiving mailed copies? Holders of shares registered in their name on the records of Computershare may contact Computershare at www.computershare.com/us/ecomms to sign up to receive electronic access to the materials rather than receiving mailed copies. Shareowners electing electronic access will receive email notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a designated website and instructions on how to vote shares via the Internet. Enrollment for electronic access will be effective for a future annual meeting if submitted two weeks prior to the record date for that meeting, and will remain in effect for subsequent years, unless cancelled no later than two weeks prior to the record date for any subsequent annual meeting. Beneficial shareowners also may be able to obtain electronic access to proxy materials by contacting the broker, bank or nominee, or by contacting Broadridge Financial Solutions at http://enroll.icsdelivery.com/utc.

How can shareowners reduce the number of copies of proxy materials sent to a household? Eligible beneficial shareowners who share a single address may have received a notification that only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank or nominee that provided the notification received contrary instructions from any beneficial shareowner at that address. This practice, known as “householding”, is designed to reduce printing and mailing costs. However, if a beneficial shareowner at such an address wishes to receive a separate Annual Report or Proxy Statement this year or in the future, the shareowner may contact the Corporate Secretary at 860-728-7870 or at UTC, One Financial Plaza, Hartford, CT 06103. Eligible registered shareowners receiving multiple copies of these documents can request householding by contacting UTC in the same manner. Persons holding shares through a broker, bank, or nominee can request householding by contacting that entity.

OTHER MATTERS.

Corporate Governance Information and Code of Ethics.

UTC’s Corporate Governance Guidelines, the charter for each Board Committee and UTC’s Code of Ethics are available on UTC’s website: http://investors.utc.com/governance.cfm and printed copies will be provided to any shareowner upon request addressed to the Corporate Secretary. The Code of Ethics applies to all directors and employees, including the principal executive, financial and accounting officers. Shareowners and other interested persons may send communications to the Board, the Chairman, the Presiding Director or one or more non-management directors by using the contact information provided on UTC’s website under the headings “Governance”, “Contact UTC’s Board.” Shareowners and interested persons also may send communications by letter addressed to the Corporate Secretary at UTC, One Financial Plaza, Hartford, CT 06103 or by contacting the Business Practices Office at 860-728-6485. These communications will be received and reviewed by UTC’s Business Practices Office. The receipt of concerns about UTC’s accounting, internal controls, auditing matters or business practices will be reported to the Audit Committee. The receipt of other concerns will be reported to the appropriate Committee(s) of the Board. UTC employees also can raise questions or concerns confidentially or anonymously using UTC’s Ombudsman/DIALOG program.

Transactions with Related Persons.

UTC has adopted a written policy for the review of transactions with related persons. The policy requires review, approval or ratification of transactions exceeding $120,000 in which UTC is a participant and in which a UTC director, executive officer, a significant shareowner or an immediate family member of any of the foregoing persons has a direct or indirect material interest. These transactions must be reported for review by the Corporate Secretary, the Vice President, Business Practices and the Board’s Committee on Nominations and Governance. Following review by these officers, the Committee determines whether these transactions are in, or not inconsistent with, the best interests of UTC and its shareowners, taking into consideration whether they are on terms no less favorable to UTC than those available with other parties and the related person’s interest in the transaction. UTC’s policy permits employment of related persons possessing qualifications consistent with UTC’s requirements for non-related persons in similar circumstances, provided the employment is approved by the Senior Vice President, Human Resources and Organization and the Vice President, Business Practices.

A brother of William L. Bucknall, Jr., who served as Senior Vice President, Human Resources and Organization until his recent retirement, is employed by Sikorsky as Manager, Human Resources. Mr. Bucknall’s brother receives an annual salary and bonus of less than $150,000, and compensation and benefits consistent with those provided to other employees with equivalent qualifications, experience and responsibilities at Sikorsky. This employment relationship was reviewed and ratified in accordance with UTC’s policy for review of transactions with related persons.

Section 16(a) Beneficial Ownership Reporting Compliance.

UTC believes, based upon a review of the forms filed and written confirmation provided by its officers and directors, that during 2007 all of its officers and directors who are subject to Section 16(a) of the Securities Exchange Act of 1934 filed on a timely basis the reports required thereby.

Kathleen M. Hopko

Vice President, Secretary

and Associate General Counsel

APPENDIX A

INDEPENDENCE OF DIRECTORS

The Board has adopted these standards to assist in making determinations of director independence, and may revise them from time to time as it deems appropriate, subject to applicable stock exchange listing requirements. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with UTC. The Board will consider all relevant facts and circumstances in making an independence determination, considering the issue not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. In addition, a director is not independent if:

1.	The director is, or has been within the last three years, an employee of UTC, or an immediate family member is, or has been within the last three years, an executive officer of UTC.

2.	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from UTC, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee of UTC (other than an executive officer) is not considered in determining independence under this test.

3.	(A) The director or an immediate family member is a current partner of a firm that is UTC’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on UTC’s audit within that time.

4.	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of UTC’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	The director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from UTC for property or services in an amount which in any of the last three fiscal years exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

6.	The director serves as an executive officer of a tax exempt organization that within the preceding three years received contributions from UTC in any single fiscal year in excess of the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

Director affiliations that do not conflict with these standards or exceed these thresholds will not be considered to impair a Directors’ independence. These standards will be applied in accordance with any transition provisions under the applicable stock exchange listing rules.

For purposes of this determination of director independence, the term “immediate family member” shall include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. The term “executive officer” has the same meaning as specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

As required by the Charter of the Audit Committee, Audit Committee members must also satisfy the independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934.

A-1

APPENDIX B

PROPOSED AMENDMENT TO THE UTC 2005 LONG-TERM INCENTIVE PLAN

UNITED TECHNOLOGIES CORPORATION

2005 LONG-TERM INCENTIVE PLAN

Amended and restated as of April 9, 2008

SECTION 1. Purpose

The purpose of this Plan is to give the Corporation a competitive advantage in attracting, retaining and motivating officers, employees and directors through a long-term incentive plan providing stock and performance-based awards linked to shareowner value.

SECTION 2. Definitions

Certain terms used herein have definitions provided when they are first used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

a.	“Affiliate” means a corporation or other entity in which the Corporation has an equity or other financial interest, a joint venturer or partner of the Corporation, or an organization that is involved in a strategic, technological or marketing collaboration with the Corporation.

b.	“Award” means an Option, Stock Appreciation Right, Performance Share Unit, Restricted Stock, Restricted Stock Unit, dividend equivalent or other stock-based Award granted pursuant to the terms of this Plan.

c.	“Award Agreement” means the written documents setting forth the specific terms and conditions of an Award.

d.	“Board” means the Board of Directors of the Corporation.

e.	“Cause” means: (i) conduct involving a felony criminal offense under U. S. federal or state law or an equivalent violation of the laws of any other country; (ii) dishonesty, fraud, self dealing or material violations of civil law in the course of fulfilling the Participant’s employment duties; (iii) breach of the Participant’s intellectual property agreement or other written agreement with the Corporation; or (iv) willful misconduct injurious to the Corporation or any of its Subsidiaries or Affiliates as shall be determined by the Committee.

f.	“Change-in-Control” has the meaning set forth in Section 10(e).

g.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Reference to any section of the Internal Revenue Code shall include any final regulations interpreting that section.

h.	“Commission” means the Securities and Exchange Commission or any successor agency.

i.	“Committee” means the Board’s Committee on Compensation and Executive Development.

j.	“Common Stock” means common stock, par value $1 per share, of the Corporation.

k.	“Corporation” means United Technologies Corporation, a Delaware corporation.

l.	“Disability” means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant’s condition also qualifies as a “disability” for purposes of Section 409A(a)(2)(C) of the Code, with respect to an Award subject to Section 409A of the Code.

m.	“Disaffiliation” means the sale, spin-off, public offering or other transaction that affects the divestiture of the Corporation’s ownership of a Subsidiary, Affiliate or division of the Corporation.

n.	“Early Retirement” means early retirement as defined in the applicable provisions of the Participant’s pension plan or in the Award Agreement.

o.	“Eligible Individuals” means directors, officers, and employees of the Corporation or any of its Subsidiaries or Affiliates, and prospective directors, officers and employees who have accepted offers of employment or affiliation with the Corporation or its Subsidiaries or Affiliates.

p.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

q.	“Exchange” means the New York Stock Exchange.

r.	“Fair Market Value”, in reference to a grant means the closing price for Common Stock on the Exchange on the Grant Date. In reference to the exercise, vesting, settlement or payout of an Award, Fair Market Value may mean the average of the high and low per share trading prices, or the closing price, or the real time trading price, for Common Stock on the Exchange during regular session trading, as specified in the Award Agreement. If there is no reported price on the relevant date, Fair Market Value will be determined for the next following day for which there is a reported price for Common Stock.

s.	“Grant Date” means the effective date of an Award as specified in the Award Agreement.

t.	“Normal Retirement” means retirement from active employment with the Corporation, a Subsidiary or an Affiliate at or after age 65.

u.	“Participant” means an Eligible Individual to whom an Award is or has been granted.

v.	“Performance Target” means one or more performance targets established by the Committee in connection with the grant of Performance Share Units or other stock-based awards. In the case of Qualified Performance-Based Awards, such targets shall be based on the attainment of specified levels of one or more of the following measures: (i) diluted earnings per share; (ii) total shareowner return; (iii) working capital and gross inventory turnover; and (iv) revenue growth.

w.	“Plan” means this United Technologies Corporation 2005 Long-Term Incentive Plan, as set forth herein and as hereafter amended from time to time.

x.	“Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.

y.	“Retirement” means Normal or Early Retirement.

z.	“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

aa.	“Separation from Service,” with respect to Awards that are subject to Section 409A of the Code, means a Participant’s Termination of Employment with the Corporation and any of its Subsidiaries or Affiliates, other than by reason of death or Disability, that qualifies as a “separation from service” for purposes of Section 409A of the Code. A Separation from Service will be deemed to occur where the Participant and the Corporation, its Subsidiary or Affiliate reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) will be permanently reduced to a level that is less than thirty-seven and one half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding 36 months (or the entire period the Participant has provided services if the Participant has been providing services to the Corporation and any of its Subsidiaries or Affiliates for less than 36 months).

bb.	“Share” means a share of Common Stock.

cc.

“Specified Employee” means each of the 50 highest-paid executives of the Corporation and its Subsidiaries, determined annually as of March 31st, based on annual salary and incentive compensation paid in the prior year. The term includes both U.S. and non-U.S. employees.

dd.	“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Corporation or any successor to the Corporation.

ee.	“Term” means the maximum period of an Award which shall not exceed ten years for Options and Stock Appreciation Rights.

ff.	“Termination of Employment” means the termination of a Participant’s employment with, or performance of services for, the Corporation and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with the Corporation and its Affiliates terminates but such Participant continues to provide services to the Corporation and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Employment. A Participant shall be deemed to incur a Termination of Employment in the event of the Disaffiliation of such Participant’s Subsidiary, Affiliate, or division unless the Committee specifies otherwise. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its Subsidiaries and Affiliates do not constitute a Termination of Employment. If an Award is subject to Section 409A of the Code, however, Termination of Employment for purposes of that Award shall mean the Participant’s Separation from Service.

SECTION 3. Administration

a.	Committee. The Plan shall be administered by the Committee, which shall be composed exclusively of independent non-employee directors appointed by the Board. The Committee shall have full authority to administer the Plan, including the authority to select Eligible Individuals to whom Awards are granted, to determine the number of Shares covered by each Award, the terms and conditions of each Award as set forth in the Award Agreement and to interpret the terms and provisions of the Plan and Award Agreements, provided, however, that the Board Committee on Nominations and Governance shall be responsible for approving Awards to non-employee directors. The Committee shall have the authority to modify, amend or adjust the terms and conditions of any Award to comply with tax and securities laws, including laws of countries outside of the United States, and to comply with changes of law and accounting standards. The Committee may temporarily suspend Awards pursuant to any blackout period that it deems necessary or advisable in its sole discretion.

b.	Procedures. The Committee may act by a majority of its members then in office. It also may allocate responsibilities and powers among its members and may delegate its responsibilities and powers to any person or persons selected by it, to the extent permitted by applicable law and the listing standards of the Exchange. The Committee may delegate authority to grant, interpret and administer Awards under the Plan to officers of the Corporation, provided however, that no such authority shall be delegated with respect to awards granted to any officer of the Corporation who is a reporting person under Section 16 of the Exchange Act. The full Board may exercise any of the Committee’s authority, except with respect to the grant of any Qualified Performance-Based Award or the administration of such Award as provided in Section 11.

c.	Discretion of Committee. Any determination made by the Committee or by a person pursuant to delegated authority (a “Delegate”) with respect to any Award shall be made in the sole discretion of the Committee or such Delegate unless in contravention of any express term of the Plan. All decisions made by the Committee or a Delegate shall be final and binding on all persons, including the Corporation, Participants, and Eligible Individuals provided, however, that in the event of a Change-in-Control, all such decisions shall be subject to de novo review.

d.	Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written Award Agreement, which shall be delivered to the Participant receiving such Award as promptly as is reasonably practicable following the grant of such Award. The Award’s effectiveness will not be dependent on any signature unless specifically so provided in the Award Agreement. Awards shall generally be subject to a three-year vesting period and no more than 10% of all Awards to executives and directors may have a vesting period of less than three years, and in no case may more than 5% of Awards be granted with time-based vesting of less than three years. However, vesting may accelerate in the event of a Change-in-Control and certain other events as set forth in Section 10 herein, and in the event of death, Disability or Retirement, as will be specified in the Award Agreement.

SECTION 4. Common Stock Subject to Plan

a.	Plan Maximums. A maximum of 71,000,000 Shares may be delivered pursuant to Awards granted under the Plan. No more than 3,000,000 Shares may be subject to Incentive Stock Option Awards.

b.	Individual Limits. No Participant may be granted Awards covering in excess of 1,000,000 Stock Appreciation Rights or Options, or in excess of 500,000 Shares of Restricted Stock, Performance Share Units, Restricted Stock Units, or other Full Share Awards, during any calendar year.

c.	Rules for Calculating Shares Delivered. The following rules shall apply to the determination of the number of Shares available for delivery pursuant to the authorization in Section 4(a):

(i)	Stock awards with value denominated in full shares (a “Full Share Award”) will result in a reduction of 3.1 Shares in the number of Shares available for delivery. Options and Stock Appreciation Rights do not constitute Full Share Awards and will accordingly result in a one share reduction for each Option or Stock Appreciation Right awarded.

(ii)	To the extent that any Award is forfeited, or any Option or Stock Appreciation Right terminates, expires or lapses without being exercised, the Shares subject to such Awards will not be counted as Shares delivered under the Plan.

(iii)	Shares tendered or withheld to pay the exercise price of a Stock Option or to pay tax withholding associated with the granting or vesting of any Award will not be added back to the Shares available for delivery under the Plan.

(iv)	Awards valued by reference to Common Stock that may be settled in equivalent cash value will count as Shares delivered to the same extent as if the Award were settled in Shares.

SECTION 5. Options and Stock Appreciation Rights

a.	Options. An “Option” entitles the holder to acquire Shares at an exercise price equal to or greater than the Fair Market Value of Common Stock on the Grant Date, subject to the terms and conditions set forth in the Award Agreement. Options will be non-qualified Options unless the Award Agreement specifies that the Option is an Incentive Stock Option intended to comply with Section 422 of the Code.

b.	Stock Appreciation Rights. A “Stock Appreciation Right” entitles the holder to acquire shares of Common Stock or to receive a cash payment in each case equal in value to the difference between Fair Market Value on the Grant Date and Fair Market Value on the date of exercise, subject to the terms and conditions set forth in the Award Agreement. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive cash or Shares equal in value to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The Award Agreement shall specify at the time of grant whether such payment is to be made in cash, Common Stock or both.

c.	Limitations. The exercise price per Share of an Option or a Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the Grant Date. In no event may any Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 10, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option or Stock Appreciation Right with a lower exercise price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Corporation’s shareowners.

d.	Term. The Term of each Option and Stock Appreciation Right shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.

e.	Vesting and Exercisability. Except as otherwise provided herein, Options and Stock Appreciation Rights shall be vested and exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the Award Agreement.

f.	Method of Exercise. Vested Options and Stock Appreciation Rights may be exercised, in whole or in part, during the applicable Term by giving notice of exercise to the Corporation, or the vendor authorized by the Corporation, specifying the number of Options or Stock Appreciation Rights to be exercised. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the exercise price. If approved by the Committee, payment, in full or in part, may also be made as follows:

(i)	Payments may be made in the form of unrestricted Shares already owned by the Participant (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option (based on the Fair Market Value of the Common Stock on the date the Option is exercised); or

(ii)	By such other means as the Committee shall authorize, including without limitation, the withholding of Shares otherwise receivable upon settlement of the Award in payment of the exercise price.

g.	Termination of Employment. Options and Stock Appreciation Rights will generally vest after a three-year holding period or achievement of Performance Targets, if applicable. Awards shall be forfeited in the event of a Participant’s Termination of Employment prior to the vesting date, except as set forth below:

(i)	Upon a Participant’s Termination of Employment by reason of death, Options and Stock Appreciation Rights held by the Participant shall immediately vest and all outstanding Options and Stock Appreciation Rights may be exercised at any time until the first anniversary of the date of death;

(ii)	Upon a Participant’s Termination of Employment by reason of Disability, Options and Stock Appreciation Rights held by the Participant vested before the Termination of Employment may be exercised at any time until the earlier of (A) the third anniversary of such Termination of Employment or (B) the expiration of the Term thereof. Non-vested Stock Appreciation Rights and Options will continue to be eligible to vest as scheduled during the period the Participant remains disabled and may be exercised at any time until the earlier of (A) the third anniversary of the vesting date or (B) the expiration of the Term thereof;

(iii)	Upon a Participant’s Termination of Employment by reason of Retirement, Options and Stock Appreciation Rights held for more than one year shall immediately become vested and exercisable. Vested Options and vested Stock Appreciation Rights may be exercised until the expiration of their Term with respect to Participants who retire on or after age 55;

(iv)	Upon a Participant’s Termination of Employment for Cause, all Options and Stock Appreciation Rights held by the Participant will be forfeited immediately, whether or not vested;

(v)	If a Participant dies after Termination of Employment, outstanding Options and Stock Appreciation Rights may be exercised until the earlier of (A) the first anniversary of the date of death or (B) the expiration of the Term thereof; and

(vi)

Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any vested Option or Stock Appreciation Right may be exercised until the earlier of (A) the 90th day following such Termination of Employment or (B) expiration of the Term thereof.

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment as set forth in the applicable Award Agreement.

SECTION 6. Restricted Stock

a.	Nature of Awards and Certificates. Shares of “Restricted Stock” are actual Shares issued to a Participant, evidenced by book-entry registration in the name of the Participant and shall reference the terms, conditions, and restrictions applicable to such Award.

b.	Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i)	The Committee may designate an Award of Restricted Stock as a Qualified Performance-Based Award that will vest only upon the attainment of Performance Targets. The Committee may also condition the grant or vesting of a Restricted Stock Award upon the continued service of the Participant or a combination of continued service and performance vesting criteria;

(ii)	The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock prior to the expiration of the required period of continued service and/or the achievement of applicable Performance Targets. Except as provided in the preceding sentence, the Participant shall have all of the rights of a shareowner of the Corporation holding the class or series of Common Stock that is the subject of the Restricted Stock Award, including the right to vote the Shares and the right to receive cash dividends at the same time as the dividends are paid to the Corporation’s other shareowners; and

(iii)	Upon a Participant’s Termination of Employment during the restriction period or before the applicable Performance Targets are satisfied, non-vested Shares of Restricted Stock shall be forfeited by such Participant; provided, however, that Restricted Stock will vest in the event of death and may vest or remain eligible to vest in the event of Early Retirement, Retirement or Disability, as set forth in the Award Agreement.

SECTION 7. Performance Share Units

a.	Nature of Award. A “Performance Share Unit” is equal in value to one Share and subject to vesting on the basis of the achievement of specified Performance Targets. Upon vesting, Performance Share Units will be settled by delivery of Shares or cash (as specified in the Award Agreement) to the Participant equal to the number of vested Performance Share Units.

b.	Terms and Conditions. Performance Share Units shall be subject to the following terms and conditions:

(i)	Performance Share Units are Qualified Performance-Based Awards and shall vest solely as a result of the achievement of Performance Targets, except as provided below in clause (iv);

(ii)	A Participant may not assign, transfer, pledge or otherwise encumber Performance Share Units;

(iii)	The Award Agreement shall specify if the Participant shall be entitled to receive current or deferred payments of cash or Common Stock in respect of non-vested Performance Share Units corresponding to the dividends payable on the Common Stock, in accordance with Section 409A of the Code;

(iv)	Upon a Participant’s Termination of Employment before the applicable Performance Targets are satisfied, all Performance Share Units still subject to restriction shall be forfeited by such Participant; provided as set forth in the Award Agreement, Performance Share Units will vest in the event of death; and remain eligible to vest in the event of Early Retirement, Retirement or Disability; and

(v)

Except as provided in the following sentence, all Performance Share Units shall be settled no later than 2 1/2 months after the end of the year in which the Performance Share Units vest. If the Award Agreement provides (when the Award is granted) that a Performance Share Unit may vest in the event of Early Retirement or Retirement, the Performance Share Unit shall be settled thirty days after the end of the performance measurement period designated in the Award Agreement, or on another specific date designated in the Award Agreement; provided, however, that if the Performance Share Unit actually vests upon Retirement and if the Participant is a Specified Employee, the Performance Share Unit shall be settled on the first day of the seventh month following the Participant’s Termination of Employment.

SECTION 8. Restricted Stock Units

Nature of Award. A “Restricted Stock Unit” is equal in value to one Share of Common Stock and subject to vesting on the basis of a period of continuous employment with the Corporation or an Affiliate or other criteria as specified in the Award Agreement that constitute a “substantial risk of forfeiture” for purposes of Section 409A of the Code. Upon vesting, Restricted Stock Units will be settled by delivery of Shares to the Participant equal to the number of vested Restricted Stock Units. All Restricted Stock Units shall be settled no later than 2 1/2 months after the end of the year in which the Restricted Stock Units vest.

SECTION 9. Other Stock-Based Awards

Other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) unrestricted stock, dividend equivalents, and convertible debentures, may be granted under the Plan.

SECTION 10. Future Events

a.	Adjustments to Common Stock. In the event of a stock split, reverse stock split, share combination, recapitalization, sale of assets, stock dividend, extraordinary dividend or similar event affecting the value of a Share of Common Stock, or the number of shares outstanding (each, a “Share Change”), applicable Share limitations as set forth in Section 4 and outstanding Awards, the number of Shares subject to outstanding Awards, the exercise price of Options and Stock Appreciation Rights and other relevant provisions of the Plan and outstanding Awards shall be adjusted as necessary and appropriate to reflect the Share Change and to preserve the value of Awards.

b.	Changes to the Corporation’s Capital Structure. In the event of a merger, consolidation, spin-off, reorganization, stock rights offering, liquidation, Disaffiliation, or other material event affecting the capital structure of the Corporation (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to: (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan; (B) the various maximum limitations set forth in Section 4; (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights. Adjustments may include, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion to be necessary or appropriate to protect the value of Participants’ interests in their Awards. In the event of a Disaffiliation, the Committee may arrange for the assumption of Awards, or replacement of Awards with new Awards based on other property or other securities.

c.	Change-in-Control. In the event of a Change-in-Control, subject to the following sentence, but notwithstanding any other provision of the Plan to the contrary, the Committee may, in its discretion, take any of the actions listed in this subsection (c). If an Award is subject to Section 409A of the Code, any special provision regarding the timing or form of payment upon a Change-in-Control must be set forth in the Award Agreement when the Award is granted, and must comply with the requirements of Section 409A. In connection with a Change-in-Control, the Committee may:

(i)	Provide that any Options and Stock Appreciation Rights outstanding which are not then exercisable and vested shall become immediately vested and fully exercisable;

(ii)	Immediately lapse restrictions and deferral limitations applicable to any Restricted Stock, Restricted Stock Unit and other Awards and such Restricted Stock shall become free of all restrictions, fully vested and transferable and Restricted Stock Units and other Awards shall be settled as promptly as practicable in the form set forth in the applicable Award Agreement;

(iii)	Provide that Performance Targets applicable to Performance Share Units and other Awards shall be deemed to be satisfied and such Awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Restricted Stock Units and other Awards shall be settled as promptly as is practicable in the form set forth in the applicable Award Agreement; and

(iv)	make such additional adjustments, substitutions and/or settlements of outstanding Awards as it deems appropriate to protect Participants’ interests in their Awards, consistent with the Plan’s purposes, including, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion.

d.	Termination of Employment Following Change-in-Control. To the extent not otherwise vested by the Committee in accordance with the provisions of this Section 10 and notwithstanding any other provision of this Plan to the contrary, during the 24-month period following a Change-in-Control: (i) upon the involuntary termination of a Participant’s employment other than termination for Cause; (ii) upon the voluntary termination of employment by the Participant following a material and adverse change in the Participant’s compensation, responsibilities, functions or reporting relationship; or (iii) in the event a Participant resigns rather than accept a mandatory relocation greater than 50 miles; then, in any such event, all outstanding Awards held by such Participant shall become vested as of Termination of Employment. Any Option or Stock Appreciation Right held by the Participant as of the date of the Change-in-Control that remains outstanding as of Termination of Employment may thereafter be exercised, until the earlier of (i) the third anniversary of Termination of Employment; or (ii) the expiration of the Term of such Option or Stock Appreciation Right. Restricted Shares shall immediately be free and transferable. Restricted Share Units, Performance Share Units and other Awards shall be vested as of Termination of Employment and settled as soon as practicable as specified in the Award Agreement; provided, however, that if the Award is subject to Section 409A and the Participant is a Specified Employee, the Award shall be settled on the first day of the seventh month following the Participant’s Termination of Employment.

e.	Definition of Change-in-Control. For purposes of the Plan, a “Change-in-Control” shall mean any of the following events:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then-outstanding Shares of Common Stock plus any other outstanding shares of stock of the Corporation entitled to vote in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that the Corporation and any employee benefit plan (or related trust) sponsored by it shall not be deemed to be a Person; or

(ii)	A change in the composition of the Board such that the individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. For this purpose, any individual whose election or nomination for election by the Corporation’s shareowners was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board; or

(iii)	The consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its subsidiaries or a sale or other disposition of substantially all of the assets of the Corporation or a material acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries, (each, a “Business Combination”) if:

(A)	The individuals and entities that were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination do not beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of stock and the combined voting power of the then-outstanding voting securities of the corporation resulting from such Business Combination; or

(B)	A Person beneficially owns, directly or indirectly, 20% or more of the then-outstanding shares of stock of the corporation resulting from such Business Combination; or

(C)	Members of the Incumbent Board do not comprise at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

(iv)	The approval by the shareowners of the Corporation of a complete liquidation or dissolution of the Corporation.

If an Award is subject to Section 409A of the Code, the payment or settlement of the Award shall accelerate upon a Change-in-Control only if the event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Corporation’s assets” as defined under Section 409A of the Code. Any adjustment to the Award that does not affect the Award’s status under Section 409A (including, but not limited to, accelerated vesting or adjustment of the amount of the Award) may occur upon a Change-in-Control as defined in the Plan without regard to this paragraph, even if the event does not constitute a Change-in-Control under Section 409A.

SECTION 11. Qualified Performance-Based Awards

a.	The provisions of this Plan are intended to ensure that all Options, Stock Appreciation Rights, Performance Share Units and other Qualified Performance-Based Awards granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) qualify for the Section 162(m) Exemption, and all such Awards and this Plan shall be interpreted and operated consistent with that intention.

b.	Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Targets, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate. Qualified Performance-Based Awards may not be amended, nor may the Committee exercise discretionary authority in any manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption; provided, however; that the Committee may provide, either in connection with the grant of the applicable Award or by amendment thereafter, that achievement of such Performance Targets will be waived: (i) upon the death or Disability of the Participant (or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify for the Section 162(m) Exemption); and (ii) in accordance with Section 10 herein.

c.

The Committee shall certify to the measurement of performance by the Corporation and the business units relative to Performance Targets and the resulting vesting achievement percentage. The Committee shall rely on such financial information and other materials as it deems necessary and appropriate to enable it to certify to the percentage of achievement of Performance Targets. The Committee shall make its vesting determination and vested Awards shall be paid or delivered not later than 2 1/2 months following the end of the performance measurement period.

SECTION 12. Term, Amendment and Termination

a.	Effective Date. The Amended Plan shall be effective as of April 9, 2008 (the “Effective Date”), subject to the approval of the shareowners of the Corporation.

b.	Termination. The Plan will terminate on the earlier of: (i) the date all Shares have been awarded as authorized in Section 4; or (ii) April 30, 2014. Awards outstanding shall not be affected or impaired by the termination of the Plan.

c.	Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no amendment shall be made without the approval of the Corporation’s shareowners to the extent such approval is required by applicable law or the listing standards of the Exchange. In the event the Exchange’s listing standards are modified for the purpose of reducing or eliminating the requirement for shareowner approval of equity plans and amendments, Plan amendments shall remain subject to shareowner approval in accordance with the listing standards in effect immediately prior to any such amendment.

d.

Amendment of Awards. Subject to Section 10, the Committee may unilaterally amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall cause a Qualified Performance- Based Award to cease to qualify for the Section 162(m) Exemption or be made without the Participant’s consent if such amendment materially impairs the rights of any Participant with respect to an Award, except amendments made to cause the Plan or Award to comply with applicable law, stock exchange rules, tax rules or accounting rules. No amendment to any Award shall reduce the exercise price of any Option or Stock Appreciation Right except to the extent necessary to preserve the value of the Award in the event of a stock split or other “Share Change” as defined in Section 10(a) or a “Corporate Transaction” as described in Section 10(b). In no event, including a Corporate Transaction or a Change-in-Control, may any Award be amended or action taken to make a cash payment in exchange for an Option or Stock Appreciation Right that has the effect of providing value greater than the amount determined using the exercise price in effect as of the date of the contemplated action, unless approved by the Corporation’s shareowners.

SECTION 13. General Provisions

a.	Nature of Payments. All Awards made pursuant to this Plan are in consideration of services performed for the Corporation or its Affiliates. Any gain realized pursuant to such Awards constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Corporation or any Affiliate. Nothing contained in the Plan shall prevent the Corporation or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

b.	Unfunded Plan. The Plan constitutes an “unfunded” plan for incentive and deferred compensation. Neither the Corporation nor the Committee shall have any obligation to segregate assets or establish a trust or other arrangements to meet the obligations created under the Plan. Any liability of the Corporation to any Participant with respect to an Award shall be based solely upon contractual obligation created by the Plan and the Award Agreement. No such obligation shall be deemed to be secured by any pledge or encumbrance on the property of the Corporation.

c.	No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan or granting of an Award shall not confer upon any employee the right to continued employment, nor shall it interfere in any way with the right of the Corporation or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

d.	Required Taxes. No later than the date an amount first becomes includible in gross income or is no longer subject to a substantial risk of forfeiture with respect to any Award, Participants must pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum withholding may be settled with Common Stock. The obligations of the Corporation under the Plan and any Award Agreement shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant.

e.	Forfeiture of Interests and Gains upon Certain Events. All Awards, including vested Awards, shall be forfeited, and a Participant shall be obligated to repay gains previously realized from Awards upon any of the following events:

(i)	Termination of Employment for Cause;

(ii)	if within three years following any Termination of Employment the Committee or the Corporation determines that the Participant engaged in conduct before the Participant’s termination date that would have constituted the basis for a Termination of Employment for Cause;

(iii)	if at any time during the twenty-four month period immediately following any Termination of Employment, a Participant:

(A)	solicits for employment or otherwise attempts to retain the professional services of any individual then employed or engaged by the Corporation (other than a person performing secretarial or similar services) or who was so employed or engaged during the three month period preceding such solicitation; or

(B)	publicly disparages the Corporation or any of its officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests of the Corporation or such individuals; or

(iv)	if at any time during the twelve month period following any Termination of Employment, a Participant becomes employed by, consults for or otherwise renders services to any business entity or person engaged in activities that compete with the Corporation or the business unit that employed the Participant, unless the Participant has first obtained the written consent of the Senior Vice President, Human Resources and Organization. For purposes of applying this provision:

(A)	a Participant shall be deemed to have been employed by each business unit that employed the Participant within the two-year period immediately prior to Termination of Employment; and

(B)	the status of a business entity or person as a competitor shall be determined by the Senior Vice President, Human Resources and Organization in his or her sole discretion.

Following any of these events and immediately upon notice from the Corporation, the Participant must repay an amount equal to all income or gain realized in respect of any Awards on and after (A) in the case of competing employment described in Section 13(e)(iv), twelve months prior to the date on which the Participant entered into competing employment, and (B) in all other cases, twenty-four months prior to the date on which the Participant engaged in conduct that constituted the basis for termination for Cause in Section 13(e)(i) or (ii) above or the conduct prohibited by Section 13(e)(iii) above. The amount of repayment shall include, without limitation: (i) gains from the exercise of Options or Stock Appreciation Rights; (ii) amounts received in connection with the delivery or sale of Shares or cash paid in respect of any Award; and (iii) any dividends, dividend equivalents or other distributions received in respect of any Award. There shall be no forfeiture or repayment under this Section 13 (e) following a Change-in-Control.

f.	Certain Deferrals. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a date later than the date a Performance Share Unit would otherwise become vested and payable. In the event of such a deferral, the deferred Units will be credited with dividend equivalents to be re-invested in additional Units. Any deferral procedures established pursuant to this subsection (f), and any amounts deferred pursuant to such procedures, shall include provisions designed to comply with the requirements of Section 409A of the Code.

g.	Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Eligible Individual, after such Participant’s death, may be exercised.

h.	Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws and, where applicable, the laws of the United States. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

i.	Non-Transferability. Awards under the Plan are not transferable except by will or by the laws of descent and distribution. The Committee may provide that certain Options and Stock Appreciation Rights may be transferred to a Participant’s children or family members, whether directly or indirectly by means of a trust, partnership or otherwise. “Family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. Options and Stock Appreciation Rights shall be exercisable only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to Section 13(i).

j.

Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Corporation to be subject

to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

k.	Section 409A of the Code. All Awards under the Plan are intended either to be exempt from, or to comply with, the requirements of Section 409A of the Code, and the Plan and all Awards shall be interpreted and operated in a manner consistent with that intention. If any provision of the Plan or any Award contravenes any regulation or guidance promulgated under Section 409A of the Code, the provision may be amended by the Committee, without the consent of the Participant, in any manner the Committee deems reasonable or necessary to comply with Section 409A. The Corporation does not warrant that the Plan will comply with Section 409A with respect to any Participant or with respect to any Award. In no event shall the Corporation, its Subsidiaries or Affiliates, any director, officer, or employee of the Corporation, its Subsidiaries or Affiliates, (other than the Participant), or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or beneficiary as a result of an Award’s failure to satisfy the requirements of Code Section 409A, or as a result of an Award’s failure to satisfy any other applicable requirements for favorable tax treatment.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the

two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Saving Time, on April 9, 2008.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/utx
• Follow the steps outlined on the secure website.

Using a black pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X	Vote by telephone • Within the US, Canada and Puerto Rico, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

• Outside the US, Canada & Puerto Rico, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply. • Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, Ú DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A. Proposals	➢ THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL TWELVE NOMINEES. ×

1.  Election of Directors

Mark here to vote FOR all nominees	Mark here to WITHHOLD vote from all nominees

For all EXCEPT – To withhold a vote for a specific nominee, mark this box with an X in the appropriately numbered box on the right. See the list of nominees on reverse side for each nominee’s corresponding number.	01	02	03	04	05	06

	07	08	09	10	11	12

➢ THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3. ×

	For	Against	Abstain
2. Appointment of Independent Auditors
	For	Against	Abstain
3. Approval of Amendment to the 2005 Long-Term Incentive Plan

➢ THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4, 5, 6, AND 7. ×

	For	Against	Abstain
4. Shareowner Proposal: Principles for Health Care Reform

5. Shareowner Proposal: Global Set of Corporate Standards

6. Shareowner Proposal: Pay for Superior Performance

7. Shareowner Proposal: Offsets for Foreign Military Sales

B. Authorized Signatures – This section must be completed for your vote to be counted – Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Annual Meeting of Shareowners of United Technologies Corporation

Wednesday, April 9, 2008, 2:00 p.m.

Notice of Annual Meeting of Shareowners

The Annual Meeting of Shareowners of United Technologies Corporation (“UTC”) will be held in the South Atrium of Pratt & Whitney Canada’s main facility located at 1000 Marie-Victorin Boulevard, Longueuil, Quebec, Canada on Wednesday, April 9, 2008 at 2:00 p.m. Eastern Daylight Saving Time. The purposes of the meeting are:

1. Election of Directors,

2. Appointment of Independent Auditors,

3. Approval of Amendment to the 2005 Long-Term Incentive Plan,

4. Shareowner Proposal Concerning Principles for Health Care Reform,

5. Shareowner Proposal Concerning Global Set of Corporate Standards,

6. Shareowner Proposal Concerning Pay for Superior Performance,

7. Shareowner Proposal Concerning Offsets for Foreign Military Sales, and

8. Other business if properly raised.

The Board of Directors set February 12, 2008 as the record date for the meeting. This means that owners of record of shares of Common Stock of UTC at the close of business on that date are entitled to attend and vote at the meeting.

A list of registered shareowners entitled to vote will be available at UTC’s offices, One Financial Plaza, Hartford, CT, for 10 days prior to the meeting and at the meeting location during the meeting.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, Ú DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

One Financial Plaza

Hartford, CT 06103

This Proxy is Solicited on Behalf of the Board of Directors of United Technologies Corporation.

The undersigned hereby appoints John V. Faraci, Charles R. Lee and Richard D. McCormick, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of Shareowners of UTC to be held April 9, 2008, and at any adjournment thereof, as directed on this Proxy Card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

This Proxy Card also constitutes voting instructions to the Trustee under each of the UTC employee savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of UTC held by the Trustee under any such plan(s) as described in the Proxy Statement. If the undersigned has a beneficial interest in shares held by the Trustee under any such plan(s), voting instructions with respect to such plan shares must be provided by 1:00 p.m. Eastern Daylight Saving Time on April 8, 2008 in the manner described in the Proxy Statement. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the Proxy Statement. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Shareowners or any adjournment or postponement thereof.

Election of Directors, Nominees:

To withhold a vote for any individual, please mark the box on the reverse of this Proxy Card that is numbered to correspond with the number below opposite the nominee’s name.

01 Louis R. Chênevert	05 Jamie S. Gorelick	09 Richard B. Myers
02 George David	06 Charles R. Lee	10 H. Patrick Swygert
03 John V. Faraci	07 Richard D. McCormick	11 André Villeneuve
04 Jean-Pierre Garnier	08 Harold McGraw III	12 Christine Todd Whitman

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this Proxy Card.

(Items to be voted appear on the reverse side.)